SUNOCO LP
ANNUAL REPORT ON FORM 10-K

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Some of the information in this Annual Report on Form 10-K may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical fact included in this Annual Report on Form 10-K, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. Statements using words such as “believe,” “plan,” “could,” “expect,” “anticipate,” “intend,” “forecast,” “assume,” “estimate,” “continue,” “position,” “predict,” “project,” “goal,” “strategy,” “budget,” “potential,” “will” and other similar words or phrases are used to help identify forward-looking statements, although not all forward-looking statements contain such identifying words. Descriptions of our objectives, goals, targets, plans, strategies, costs, anticipated capital expenditures, expected cost savings and benefits are also forward-looking statements. These forward-looking statements are based on our current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements, including:
•our ability to make, complete and integrate acquisitions from affiliates or third parties;
•business strategy and operations of Energy Transfer LP (“Energy Transfer”) and its conflicts of interest with us;
•changes in the price of and demand for the motor fuel that we distribute and our ability to appropriately hedge any motor fuel we hold in inventory;
•our dependence on limited principal suppliers;
•competition in the wholesale motor fuel distribution and retail store industry;
•changing customer preferences for alternate fuel sources or improvement in fuel efficiency;
•volatility of fuel prices or a prolonged period of low fuel prices and the effects of actions by, or disputes among or between, oil producing countries with respect to matters related to the price or production of oil;
•any acceleration of the domestic and/or international transition to a low carbon economy as a result of the Inflation Reduction Act of 2022 (“IRA 2022”) or otherwise;
•the possibility of cyber and malware attacks;
•changes in our credit rating, as assigned by rating agencies;
•a deterioration in the credit and/or capital markets, including as a result of recent increases in cost of capital resulting from Federal Reserve policies and changes in financial institutions’ policies or practices concerning businesses linked to fossil fuels;
•general economic conditions, including sustained periods of inflation, supply chain disruptions and associated central bank monetary policies;
•environmental, tax and other federal, state and local laws and regulations;
•the fact that we are not fully insured against all risks incident to our business;
•dangers inherent in the storage and transportation of motor fuel;
•our ability to manage growth and/or control costs;
•our reliance on senior management, supplier trade credit and information technology; and
•our partnership structure, which may create conflicts of interest between us and Sunoco GP LLC (our “General Partner”) and its affiliates, and limits the fiduciary duties of our General Partner and its affiliates.
All forward-looking statements, express or implied, are expressly qualified in their entirety by the foregoing cautionary statements.
New factors that could impact forward-looking statements emerge from time to time, and it is not possible for us to predict all such factors. Should one or more of the risks or uncertainties described or referenced in this Annual Report on Form 10-K occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements.
For a discussion of these and other risks and uncertainties, please refer to “Item 1A. Risk Factors” included herein. The list of factors that could affect future performance and the accuracy of forward-looking statements is illustrative but by no means exhaustive. Accordingly, all forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The forward‑looking statements included in this report are based on, and include, our estimates as of the filing of this report. We anticipate that subsequent events and market developments will cause our estimates to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so except as required by law, even if new information becomes available in the future.
In addition to risks and uncertainties in the ordinary course of business that are common to all businesses, important factors that are specific to our structure as a limited partnership, our industry and our company could materially impact our future performance and results of operations.
PART I
Item 1. Business
General
See information previously included in our Form 10-K filed on February 16, 2024.
Overview
See information previously included in our Form 10-K filed on February 16, 2024.
Operating Subsidiaries
See information previously included in our Form 10-K filed on February 16, 2024.
Recent Developments
See information previously included in our Form 10-K filed on February 16, 2024.
Available Information
See information previously included in our Form 10-K filed on February 16, 2024.
Our Relationship with Energy Transfer LP
See information previously included in our Form 10-K filed on February 16, 2024.
Our Business and Operations
Our business is comprised of three reportable segments: Fuel Distribution, Pipeline Systems and Terminals.
The map below depicts the major assets of our business and excludes corporate and field offices and certain assets that are less significant to SUN.

Fuel Distribution Segment
We are a distributor of motor fuels and other petroleum products which we supply to third-party dealers and distributors, to independent operators of commission agent locations, other commercial consumers of motor fuel and to our retail locations.
We are the exclusive wholesale supplier of the Sunoco and EcoMaxx-branded motor fuels, supplying an extensive distribution network of approximately 5,534 company and third-party operated locations throughout the United States and Puerto Rico. We believe we are one of the largest independent motor fuel distributors, by gallons, in the United States. We also are one of the largest distributors of Chevron, Texaco, ExxonMobil and Valero branded motor fuel in the United States. In addition to distributing motor fuels, we also distribute other petroleum products such as propane and lubricating oil, and we receive lease income from real estate that we lease or sublease.
We purchase motor fuel primarily from independent refiners and major oil companies and distribute it across more than 40 U.S. states and territories throughout the United States, including Hawaii and Puerto Rico, to:
•75 company-operated retail stores;
•476 independently operated commission agent locations where we sell motor fuel to retail customers under commission agent arrangements with such operators;
•6,828 retail stores operated by independent operators, which we refer to as “dealers” or “distributors,” pursuant to long-term distribution agreements; and
•approximately 1,600 other commercial customers, including unbranded retail stores, other fuel distributors, school districts, municipalities and other industrial customers.
The Fuel Distribution segment also includes the Partnership’s retail operations in Hawaii and New Jersey, credit card services and franchise royalties.
Dealer Incentives
In addition to motor fuel distribution, we offer dealers the opportunity to participate in merchandise purchasing and promotional programs arranged with vendors. We believe the vendor relationships we have established through our retail operations and our ability to develop programs provide us with an advantage over other distributors when recruiting new dealers into our network as well as with retaining current dealers. Our dealer incentives give our dealers access to discounted rates on products and services that they would likely not be able to obtain on their own.
Sales to Contracted Third Parties
We distribute fuel under long-term contracts to branded distributors, branded and unbranded convenience stores, and branded and unbranded retail fuel outlets operated by third parties. 7-Eleven, Inc. is the only third-party dealer or distributor which is individually over 10% of our Fuel Distribution segment or individually over 10%, in terms of revenue, of our aggregate business.
Sunoco-branded supply contracts with distributors generally have both time and volume commitments that establish contract duration. These contracts have an initial term of approximately ten years with an estimated volume-weighted term remaining of approximately five years.
Distribution contracts with retail stores generally commit us to distribute branded (including, but not limited to, Sunoco branded) or unbranded motor fuel to a location or group of locations and arrange for all transportation and logistics. These contracts require, among other things, that dealers maintain the standards established by the applicable fuel brand, if any. The initial term of these contracts range from three to 20 years, with most contracts for 10 years.
Our supply contracts and distribution contracts are typically constructed so that we receive either (i) a fee per gallon equal to the posted rack rate, less any applicable commercial discounts, plus transportation costs, taxes and a fixed, volume-based fee, which is usually expressed in cents per gallon, or (ii) a variable cent per gallon margin (“dealer tank wagon pricing”).
During 2023, our Fuel Distribution business distributed fuel to 476 commission agent locations. Under these arrangements, we generally provide and control motor fuel inventory and price at the site and receive actual retail selling price for each gallon sold, less a commission paid to the independent commission agents.
We continually seek to expand through the addition of new branded dealers, distributors and commission agent locations, new unbranded commercial customers and through acquisitions of contracts for existing independently operated sites from other distributors. We evaluate potential independent site operators based on their creditworthiness and the quality of their sites and operations, including the site’s size and location, projected monthly volumes of motor fuel, monthly merchandise sales, overall financial performance and previous operating experience. We may extend credit to certain dealers based on our credit evaluation process.

Sales to Other Commercial Customers
We distribute unbranded fuel to numerous other customers, including retail stores, unattended fueling facilities and certain other commercial customers. These customers are primarily commercial, governmental and other parties who buy motor fuel by the load or in bulk and who do not generally enter into exclusive contractual relationships with us, if they enter into a contractual relationship with us at all. Sales to these customers are typically made at a quoted price based upon our cost plus taxes, cost of transportation and a margin determined at time of sale, and may provide for immediate payment or the extension of credit for up to 45 days. We also sell propane, lubricating oil and other petroleum products, such as heating fuels, to our commercial customers on both a spot and contracted basis. In addition, we receive income from the manufacture and distribution sale of race fuels at our Marcus Hook, Pennsylvania manufacturing facility.
Fuel Supplier Arrangements
We distribute branded motor fuel under the Aloha, Chevron, Citgo, Conoco, EcoMaxx, Exxon, Mahalo, Mobil, Phillips 66, Shamrock, Shell, Sunoco, Texaco and Valero brands. We purchase branded motor fuel from major oil companies and refiners under supply agreements. Our largest branded fuel suppliers in terms of volume are Chevron, Exxon, Phillips 66 and Valero. The branded fuel supply agreements generally have an initial term of three to five years. Each supply agreement typically contains provisions relating to payment terms, use of the supplier’s brand names, credit card processing, compliance with other of the supplier’s requirements, insurance coverage and compliance with legal and environmental requirements, among others.
We also distribute unbranded motor fuel, which we purchase in bulk, on a rack basis based upon prices posted by the refiner at a fuel supply terminal or on a contract basis with the price tied to one or more market indices.
Bulk Fuel Purchases
We purchase motor fuel in bulk and hold it in inventory or transport it via pipeline. To mitigate inventory risk, we use commodity futures contracts or other derivative instruments, which are matched in quantity and timing to the anticipated usage of the inventory. We also blend in various additives, including ethanol and biomass-based diesel.
Transportation Logistics
We provide transportation logistics for most of our motor fuel deliveries through our own fleet of fuel transportation vehicles as well as third-party and affiliated transportation providers. We arrange for motor fuel to be delivered from the storage terminals to the appropriate sites in our distribution network at prices consistent with those historically charged to third parties for the delivery of fuel. We also deliver motor fuel, propane and lubricating oils to commercial customers involved in petroleum exploration and production.
Technology
Technology is an important part of our Fuel Distribution segment. We utilize a proprietary web-based system that allows our wholesale customers to access their accounts at any time from a personal computer to obtain prices, place orders and review invoices, credit card transactions and electronic funds transfer notifications. Substantially all of our customer payments are processed by electronic funds transfer. We use an Internet-based system to assist with fuel inventory management and procurement and an integrated distribution fuel system for financial accounting, procurement, billing and inventory management.
Sale of Regulated Products
In certain areas where our convenience stores are located, state or local laws limit the hours of operation for the sale of alcoholic beverages and restrict the sale of alcoholic beverages and tobacco products to persons younger than a certain age. State and local regulatory agencies have the authority to approve, revoke, suspend or deny applications for and renewals of permits and licenses relating to the sale of alcoholic beverages, as well as to issue fines to convenience stores for the improper sale of alcoholic beverages and tobacco products. Failure to comply with these laws may result in the loss of necessary licenses and the imposition of fines and penalties on us.
Pipeline Systems Segment
J.C. Nolan Joint Venture
Through our investment in the J.C. Nolan Terminal, a joint venture with Energy Transfer, we provide diesel fuel storage in Midland, Texas. Additionally, through our investment in J.C. Nolan Pipeline, we transport diesel fuel from a tank farm in Hebert, Texas to Midland, Texas, with a throughput capacity of approximately 36 MBbls/d.
Terminals Segment
We operate four transmix processing facilities and 42 refined product terminals (one in Puerto Rico, six in Hawaii and 35 in the continental United States). Transmix is the mixture of various refined products (primarily gasoline and diesel) created in the supply chain (primarily in pipelines and terminals) when various products interface with each other. Transmix processing plants separate this mixture and return it to salable products of gasoline and diesel. Our refined product terminals provide storage and distribution services used to supply our own retail stations as well as third-party customers. In addition, we provide services at our terminals to various third-party throughput customers.
Real Estate and Lease Arrangements
See information previously included in our Form 10-K filed on February 16, 2024.
Competition
See information previously included in our Form 10-K filed on February 16, 2024.
Seasonality
See information previously included in our Form 10-K filed on February 16, 2024.
Working Capital Requirements
See information previously included in our Form 10-K filed on February 16, 2024.
Environmental Matters
See information previously included in our Form 10-K filed on February 16, 2024.
Water
See information previously included in our Form 10-K filed on February 16, 2024.
Other Government Regulation
See information previously included in our Form 10-K filed on February 16, 2024.
Employee Safety
See information previously included in our Form 10-K filed on February 16, 2024.
Store Operations
See information previously included in our Form 10-K filed on February 16, 2024.
Human Capital Management
See information previously included in our Form 10-K filed on February 16, 2024.

Part II
Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
(Tabular dollar and unit amounts, except per unit data, are in millions)
The following discussion and analysis of our financial condition and results of operations for the years ended December 31, 2023, 2022, and 2021 should be read in conjunction with our audited consolidated financial statements and notes to audited consolidated financial statements included elsewhere in this report.
Adjusted EBITDA is a non-GAAP financial measure of performance that has limitations and should not be considered as a substitute for net income or cash provided by operating activities. Please see “Key Measures Used to Evaluate and Assess Our Business” below for a discussion of our use of Adjusted EBITDA in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and a reconciliation to net income for the periods presented.
Overview
As used in this Management’s Discussion and Analysis of Financial Condition and Results of Operations, the terms “Partnership,” “SUN,” “we,” “us” or “our” should be understood to refer to Sunoco LP and our consolidated subsidiaries, unless the context clearly indicates otherwise.
We are a Delaware master limited partnership primarily engaged in the distribution of motor fuels to independent dealers, distributors and other customers as well as the distribution of motor fuels to end-use customers at retail sites operated by commission agents. In addition, we receive lease income through the leasing or subleasing of real estate used in the retail distribution of motor fuels. As of December 31, 2023, we also operated 75 retail stores located in Hawaii and New Jersey.
We are the exclusive wholesale supplier of the Sunoco and EcoMaxx-branded motor fuels, supplying an extensive distribution network of approximately 5,534 company and third-party operated locations throughout the United States and Puerto Rico. We believe we are one of the largest independent motor fuel distributors, by gallons, in the United States. We also are one of the largest distributors of Chevron, Texaco, ExxonMobil and Valero branded motor fuel in the United States. In addition to distributing motor fuel, we also distribute other petroleum products such as propane and lubricating oil.
We purchase motor fuel primarily from independent refiners and major oil companies and distribute it across more than 40 states and territories throughout the United States, including Hawaii and Puerto Rico, to:
•75 company-operated retail stores;
•476 independently operated commission agent locations where we sell motor fuel to retail customers under commission agent arrangement with such operators;
•6,828 retail stores operated by independent operators, which we refer to as “dealers” or “distributors,” pursuant to long-term distribution agreements; and
•approximately 1,600 other commercial customers, including unbranded retail stores, other fuel distributors, school districts, municipalities and other industrial customers.
Our retail stores operate under several brands, including our proprietary brands APlus and Aloha Island Mart, and offer a broad selection of food, beverages, snacks, grocery and non-food merchandise, motor fuels and other services.
Acquisitions
On January 22, 2024, we entered into a definitive agreement with NuStar Energy L.P. (“NuStar”) to acquire NuStar in an all-equity transaction valued at approximately $7.3 billion, including assumed debt. Under the terms of the agreement, NuStar common unitholders will receive 0.400 Sunoco common units for each NuStar common unit. NuStar has approximately 9,500 miles of pipeline and 63 terminal and storage facilities that store and distribute crude oil, refined products, renewable fuels, ammonia and specialty liquids. The transaction is expected to close in the second quarter of 2024, subject to customary closing conditions.
On January 11, 2024, we entered into a definitive agreement with 7-Eleven, Inc. to sell 204 convenience stores located in West Texas, New Mexico, and Oklahoma for approximately $1.0 billion, including customary adjustments for fuel and merchandise inventory. As part of the sale, SUN will also amend its existing take-or-pay fuel supply agreement with 7-Eleven, Inc. to incorporate additional fuel gross profit. The transaction is expected to close promptly upon receipt of regulatory approvals and satisfaction of customary closing conditions.
On January 11, 2024, we announced that we will acquire liquid fuels terminals in Amsterdam, Netherlands and Bantry Bay, Ireland from Zenith Energy for €170 million including working capital. The transaction is expected to close in the first quarter of 2024, subject to customary closing conditions.

On May 1, 2023, the Partnership completed the acquisition of 16 refined product terminals located across the East Coast and Midwest from Zenith Energy for $111 million, including working capital.
Market and Industry Trends and Outlook
We expect that certain trends and economic or industry-wide factors will continue to affect our business, both in the short-term and long-term. Inflation has a minimal impact on our results of operations, because we are generally able to pass along energy cost increases in the form of increased sales prices to our customers. We have recently completed and recently announced multiple strategic transactions, which we expect will continue to diversify the Partnership’s business, add scale and expand cash for reinvestment and distribution growth. We base our expectations on information currently available to us and assumptions made by us. To the extent our underlying assumptions about or interpretation of available information prove to be incorrect, our actual results may vary materially from our expected results. Read “Item 1A. Risk Factors” included herein for additional information about the risks associated with purchasing our common units.
Seasonality
Our business exhibits some seasonality due to our customers’ increased demand for motor fuel during the late spring and summer months, as compared to the fall and winter months. Travel, recreation, and construction activities typically increase in these months, driving up the demand for motor fuel sales. Our gallons sold are typically somewhat higher in the second and third quarters of our fiscal years due to this seasonality. Results of operations may therefore vary from period to period.
Key Measures Used to Evaluate and Assess Our Business
Management uses a variety of financial measurements to analyze business performance, including the following key measures:
•Motor fuel gallons sold. One of the primary drivers of our business is the total volume of motor fuel sold through our channels. Fuel distribution contracts with our customers generally provide that we distribute motor fuel at a fixed, volume-based profit margin or at an agreed upon level of price support. As a result, profit is directly tied to the volume of motor fuel that we distribute. Total motor fuel profit dollars earned from the product of profit per gallon and motor fuel gallons sold are used by management to evaluate business performance.
•Profit per gallon. Profit per gallon is calculated as the profit on motor fuel (excluding non-cash inventory adjustments) divided by the number of gallons sold, and is typically expressed as cents per gallon. Our profit per gallon varies amongst our third-party relationships and is impacted by the availability of certain discounts and rebates from suppliers. Retail profit per gallon is heavily impacted by volatile pricing and intense competition from retail stores, supermarkets, club stores and other retail formats, which varies based on the market.
•Adjusted EBITDA. Adjusted EBITDA, as used throughout this document, is defined as earnings before net interest expense, income taxes, depreciation, amortization and accretion expense, allocated non-cash unit-based compensation expense, unrealized gains and losses on commodity derivatives, inventory adjustments and certain other operating expenses reflected in net income that we do not believe are indicative of ongoing core operations, such as gain or loss on disposal of assets and non-cash impairment charges. Inventory adjustments that are excluded from the calculation of Adjusted EBITDA represent changes in lower of cost or market reserves on the Partnership's inventory. These amounts are unrealized valuation adjustments applied to fuel volumes remaining in inventory at the end of the period.
Adjusted EBITDA is a non-GAAP financial measure. For a reconciliation of Adjusted EBITDA to the most directly comparable financial measure calculated and presented in accordance with GAAP, read “Key Operating Metrics and Results of Operations” below.
We believe Adjusted EBITDA is useful to investors in evaluating our operating performance because:
•Adjusted EBITDA is used as a performance measure under our Credit Facility;
•securities analysts and other interested parties use Adjusted EBITDA as a measure of financial performance; and
•our management uses Adjusted EBITDA for internal planning purposes, including aspects of our consolidated operating budget and capital expenditures.
Adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance. Adjusted EBITDA has limitations as an analytical tool, and one should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include:
•it does not reflect interest expense or the cash requirements necessary to service interest or principal payments on our Credit Facility;

•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect cash requirements for such replacements; and
•as not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.
Adjusted EBITDA reflects amounts for unconsolidated affiliates based on the same recognition and measurement methods used to record equity in earnings of unconsolidated affiliates. Adjusted EBITDA related to unconsolidated affiliates excludes the same items with respect to the unconsolidated affiliates as those excluded from the calculation of Adjusted EBITDA, such as interest, taxes, depreciation, depletion, amortization and other non-cash items. Although these amounts are excluded from Adjusted EBITDA related to unconsolidated affiliates, such exclusion should not be understood to imply that we have control over the operations and resulting revenues and expenses of such affiliate. We do not control our unconsolidated affiliates; therefore, we do not control the earnings or cash flows of such affiliates. The use of Adjusted EBITDA or Adjusted EBITDA related to unconsolidated affiliates as an analytical tool should be limited accordingly.
Results of Operations
Year Ended December 31, 2023 Compared to the Year Ended December 31, 2022
Consolidated Results of Operations

	Year Ended December 31,
	2023	2022	Change
Segment Adjusted EBITDA:
Fuel Distribution	$865	$838	$27
Pipeline Systems	11	10	1
Terminals	88	71	17
Total	$964	$919	$45

	Year Ended December 31,		Year Ended
	2023	2022	Change
Reconciliation of net income to Adjusted EBITDA:
Net income	$394	$475	$(81)
Depreciation, amortization and accretion	187	193	(6)
Interest expense, net	217	182	35
Non-cash unit-based compensation expense	17	14	3
Gain on disposal of assets	(7)	(13)	6
Unrealized (gains) losses on commodity derivatives	(21)	21	(42)
Inventory valuation adjustments	114	(5)	119
Equity in earnings of unconsolidated affiliates	(5)	(4)	(1)
Adjusted EBITDA related to unconsolidated affiliates	10	10	—
Other non-cash adjustments	22	20	2
Income tax expense	36	26	10
Adjusted EBITDA (consolidated)	$964	$919	$45
The following discussion of results compares the operations for the years ended December 31, 2023 and 2022.
Net Income and Comprehensive Income. Total net income and comprehensive income for 2023 was $394 million, a decrease of $81 million from 2022. The decrease was primarily attributable to the following changes:
•an increase in interest expense, general and administrative expenses and other operating expense of $59 million in the aggregate. These increases are discussed in more detail below; and
•a decrease in motor fuel profit of $51 million (including unrealized valuation adjustments), which was primarily due to unfavorable inventory adjustments in the current year (see below for explanation of inventory adjustments), partially offset by an increase in volume; partially offset by
•an increase in non-motor fuel profit and lease income of $37 million in the aggregate. These items are discussed in more detail below.

Adjusted EBITDA. Total Adjusted EBITDA for 2023 was $964 million, an increase of $45 million from 2022. The increase was primarily attributable to the following changes:
•an increase in the profit on motor fuel sales of $34 million, primarily due to an 8.1% increase in gallons sold; and
•an increase in non-motor fuel profit of $37 million, primarily due to increased throughput and storage margin from the Gladieux and Zenith acquisitions and increased rental income; partially offset by
•an increase in operating costs of $26 million, including other operating expense, general and administrative expense and lease expense. The increase was primarily due to higher costs as a result of the recent acquisitions of refined product terminals and the transmix processing and terminal facility.
Interest Expense. Interest expense was $217 million in 2023, an increase of $35 million from 2022. This increase was primarily attributable to higher interest rates on floating rate debt for the respective periods.
Gain on Disposal of Assets. Gains on disposals of assets reflect the difference between the net book value of disposed assets and the proceeds received upon disposal of those assets. For 2023 and 2022, proceeds from disposal of property and equipment were $31 million and $32 million, respectively.
Unrealized (Gain) Loss on Commodity Derivatives. The unrealized gains and losses on our commodity derivatives represent the changes in fair value of our commodity derivatives. The change in unrealized gains and losses between periods was impacted by the notional amounts and commodity price changes on our commodity derivatives. Additional information on commodity derivatives is included in “Item 7A. Quantitative and Qualitative Disclosures about Market Risk” in our Form 10-K filed on February 16, 2024.
Inventory Adjustments. Inventory adjustments represent changes in lower of cost or market reserves on the Partnership’s inventory. These amounts are unrealized valuation adjustments applied to fuel volumes remaining in inventory at the end of the period. For 2023, a decline in fuel prices caused lower of cost or market reserve requirements to increase by $114 million, which reduced net income. For 2022, an increase in fuel prices caused lower of cost or market reserve requirements to decrease by $5 million, which increased net income.
Income Tax Expense. Income tax expense for 2023 was $36 million, an increase of $10 million from 2022. The increase was primarily attributable to a favorable state rate change in the prior period.
Segment Operating Results
We evaluate segment performance based on Segment Adjusted EBITDA, which we believe is an important performance measure of the core profitability of our operations. This measure represents the basis of our internal financial reporting and is one of the performance measures used by senior management in deciding how to allocate capital resources among business segments.
The following tables identify the components of Segment Adjusted EBITDA, which is calculated as follows:
•Segment profit, operating expenses and selling, general and administrative expenses. These amounts represent the amounts included in our consolidated financial statements that are attributable to each segment.
•Adjusted EBITDA related to unconsolidated affiliates. Adjusted EBITDA related to unconsolidated affiliates excludes the same items with respect to the unconsolidated affiliate as those excluded from the calculation of Segment Adjusted EBITDA, such as interest, taxes, depreciation, depletion, amortization and other non-cash items. Although these amounts are excluded from Adjusted EBITDA related to unconsolidated affiliates, such exclusion should not be understood to imply that we have control over the operations and resulting revenues and expenses of such affiliates. We do not control our unconsolidated affiliates; therefore, we do not control the earnings or cash flows of such affiliates.
The following analysis of segment operating results includes a measure of segment profit. Segment profit is a non-GAAP financial measure and is presented herein to assist in the analysis of segment operating results and particularly to facilitate an understanding of the impacts that changes in sales revenues have on the segment performance measure of Segment Adjusted EBITDA. Segment profit is similar to the GAAP measure of gross profit, except that segment profit excludes charges for depreciation, depletion and amortization. Among the GAAP measures reported by the Partnership, the most directly comparable measure to segment profit is Segment Adjusted EBITDA; a reconciliation of segment profit to Segment Adjusted EBITDA is included in the following tables for each segment where segment profit is presented.
In addition, for the Fuel Distribution segment, the following sections include information on the components of segment profit by sales type, which components are included in order to provide additional disaggregated information to facilitate the analysis of segment profit and Segment Adjusted EBITDA. These components of segment profit are calculated consistent with the calculation of segment profit; therefore, these components also exclude charges for depreciation, depletion and amortization.

Fuel Distribution

	Year Ended December 31,
	2023		2022		Change
Motor fuel gallons sold	8,317		7,587		730
Motor fuel profit cents per gallon	12.5	¢	12.5	¢	—	¢
Fuel profit	$926		$956		$(30)
Non-fuel profit	148		142		6
Lease profit	151		143		8
Fuel Distribution segment profit(1)	$1,225		$1,241		$(16)
Expenses	$480		$453		$27
Segment Adjusted EBITDA	$865		$838		$27
(1)For the year ended December 31, 2023, Fuel Distribution segment profit reconciles to Segment Adjusted EBITDA by subtracting expenses of $480 million and adding non-cash unit based compensation of $17 million, subtracting unrealized gains on commodity derivatives of $21 million, adding inventory valuation adjustments of $95 million and adding other of $29 million. For the year ended December 31, 2022, Fuel Distribution segment profit reconciles to Segment Adjusted EBITDA by subtracting expenses of $453 million and adding non-cash unit based compensation of $13 million, adding unrealized loss of $21 million, subtracting inventory valuation adjustments of $5 million and adding other of $21 million.
Volumes. For the year ended December 31, 2023 compared to the same period last year, volumes increased primarily due to growth from investments and profit optimization strategies.
Segment Adjusted EBITDA. For the year ended December 31, 2023 compared to the same period last year, Segment Adjusted EBITDA related to our Fuel Distribution segment increased due primarily to increase in profit on motor fuel sales due primarily to an increase in gallons sold.
Pipeline Systems

	Year Ended December 31,
	2023	2022	Change
Pipelines throughput (barrels per day)	—	—	—
Pipeline Systems segment profit(1)	$3	$—	$3
Expenses	$2	$—	$2
Segment Adjusted EBITDA	$11	$10	$1
(1)For the year ended December 31, 2023, Pipeline Systems segment profit reconciles to Segment Adjusted EBITDA by subtracting expenses of $2 million and adding $10 million of Adjusted EBITDA related to unconsolidated affiliates. For the year ended December 31, 2022, Pipeline Systems segment profit reconciles to Segment Adjusted EBITDA by adding $10 million of Adjusted EBITDA related to unconsolidated affiliates.
Terminals

	Year Ended December 31,
	2023	2022	Change
Throughput (thousand barrels per day)	399	343	56
Terminals segment profit(1)	$137	$138	$(1)
Expenses	$68	$68	$—
Segment Adjusted EBITDA	$88	$71	$17
(1)For the year ended December 31, 2023, Terminals segment profit reconciles to Segment Adjusted EBITDA by subtracting expenses of $68 million and adding inventory valuation adjustments of $19 million. For the year ended December 31, 2022, Terminals segment profit reconciles to Segment Adjusted EBITDA by subtracting expenses of $68 million and adding non-cash unit based compensation of $1 million.

Volumes. For the year ended December 31, 2022 compared to the same period last year, volumes increased due to recently acquired assets.
Segment Adjusted EBITDA. For the year ended December 31, 2023 compared to the same period last year, Segment Adjusted EBITDA related to our Terminals segment increased due to an increase in throughput related to recently acquired assets.
Year Ended December 31, 2022 Compared to the Year Ended December 31, 2021
Consolidated Results of Operations

	Year Ended December 31,		Year Ended	Year Ended
	2022	2021		Change
Segment Adjusted EBITDA:
Fuel Distribution	$838	$701		$137
Pipeline Systems	10	9		1
Terminals	71	44		27
Total	$919	$754		$165

	Year Ended December 31,		Year Ended	Year Ended
	2022	2021		Change
Reconciliation of net income to Adjusted EBITDA:
Net income	$475	$524		$(49)
Depreciation, amortization and accretion	193	177		16
Interest expense, net	182	163		19
Non-cash unit-based compensation expense	14	16		(2)
Gain on disposal of assets	(13)	(14)		1
Loss on extinguishment of debt	—	36		(36)
Unrealized (gains) losses on commodity derivatives	21	(14)		35
Inventory valuation adjustments	(5)	(190)		185
Equity in earnings of unconsolidated affiliates	(4)	(4)		—
Adjusted EBITDA related to unconsolidated affiliates	10	9		1
Other non-cash adjustments	20	21		(1)
Income tax expense	26	30		(4)
Adjusted EBITDA (consolidated)	$919	$754		$165
The following discussion of results compares the operations for the years ended December 31, 2022 and 2021.
Net Income and Comprehensive Income. Total net income and comprehensive income for 2022 was $475 million, a decrease of $49 million from 2021. The decrease is primarily attributable to the following changes:
•an increase in operating costs, interest expense and depreciation, amortization and accretion of $118 million in the aggregate. These increases are discussed in more detail below; and
•a decrease in motor fuel profit of $42 million (including unrealized valuation adjustments), which was primarily due to a favorable inventory adjustments in the prior year (see below for explanation of inventory adjustments), partially offset by an increase in both profit per gallon sold and volume; partially offset by
•an increase in non motor fuel profit, lease income and a reduction of tax expense of $75 million in the aggregate. These items are discussed in more detail below.
Adjusted EBITDA. Total Adjusted EBITDA for 2022 was $919 million, an increase of $165 million from 2021. The increase is primarily attributable to the following changes:
•an increase in the profit on motor fuel sales of $178 million, primarily due to a 14.2% increase in profit per gallon sold and a 2.3% increase in gallons sold; and
•an increase in non motor fuel profit of $70 million, primarily due to an increase in storage tanks and terminals profit in 2022. This increase was primarily a result of the 2021 fourth quarter acquisition of refined product terminals. In addition, increased credit card transactions and merchandise gross profit contributed $18 million to the overall increase; partially offset by

•an increase in operating costs of $84 million. These expenses include other operating expense, general and administrative expense and lease expense. The increase was primarily due to higher costs as a result of the recent acquisitions of refined product terminals and the transmix processing and terminal facility, higher employee costs, credit card processing fees, advertising costs, legal costs, insurance costs and maintenance costs.
Depreciation, Amortization and Accretion. Depreciation, amortization and accretion was $193 million in 2022, an increase of $16 million from 2021. This increase is primarily due to the acquisitions of refined product terminals and the transmix processing and terminal facility.
Interest Expense. Interest expense was $182 million in 2022, an increase of $19 million from 2021. This increase is primarily attributable to an increase in average total long-term debt and increase in the weighted average interest rate on long-term debt for the respective periods.
Non-Cash Unit-Based Compensation Expense. Non-cash unit-based compensation expense was $14 million in 2022, a slight decrease of $2 million from 2021.
Gain on Disposal of Assets. Gains on disposals of assets reflect the difference between the net book value of disposed assets and the proceeds received upon disposal of those assets. For 2022 and 2021, proceeds of disposal from property and equipment were $32 million and $34 million, respectively.
Loss on Extinguishment of Debt. Loss on extinguishment of debt of $36 million in 2021 was related to the repurchase of the Partnership’s outstanding 2026 senior notes.
Unrealized Gain (Loss) on Commodity Derivatives. The unrealized gains and losses on our commodity derivatives represent the changes in fair value of our commodity derivatives. The change in unrealized gains and losses between periods is impacted by the notional amounts and commodity price changes on our commodity derivatives. Additional information on commodity derivatives is included in “Item 7A. Quantitative and Qualitative Disclosures about Market Risk” in our Form 10-K filed on February 16, 2024.
Inventory Adjustments. Inventory adjustments represent changes in lower of cost or market reserves on the Partnership’s inventory. These amounts are unrealized valuation adjustments applied to fuel volumes remaining in inventory at the end of the period. For 2022 and 2021, an increase in fuel prices reduced lower of cost or market reserve requirements for the period by $5 million and $190 million, respectively, creating a favorable impact to net income.
Income Tax Expense. Income tax expense for 2022 was $26 million, a decrease of $4 million from income tax expense of $30 million in 2021. The decrease is primarily attributable to a favorable state rate change in the current period.
Segment Operating Results
We evaluate segment performance based on Segment Adjusted EBITDA, which we believe is an important performance measure of the core profitability of our operations. This measure represents the basis of our internal financial reporting and is one of the performance measures used by senior management in deciding how to allocate capital resources among business segments.
The following tables identify the components of Segment Adjusted EBITDA, which is calculated as follows:
•Segment profit, operating expenses and selling, general and administrative expenses. These amounts represent the amounts included in our consolidated financial statements that are attributable to each segment.
•Adjusted EBITDA related to unconsolidated affiliates. Adjusted EBITDA related to unconsolidated affiliates excludes the same items with respect to the unconsolidated affiliate as those excluded from the calculation of Segment Adjusted EBITDA, such as interest, taxes, depreciation, depletion, amortization and other non-cash items. Although these amounts are excluded from Adjusted EBITDA related to unconsolidated affiliates, such exclusion should not be understood to imply that we have control over the operations and resulting revenues and expenses of such affiliates. We do not control our unconsolidated affiliates; therefore, we do not control the earnings or cash flows of such affiliates.
The following analysis of segment operating results includes a measure of segment profit. Segment profit is a non-GAAP financial measure and is presented herein to assist in the analysis of segment operating results and particularly to facilitate an understanding of the impacts that changes in sales revenues have on the segment performance measure of Segment Adjusted EBITDA. Segment profit is similar to the GAAP measure of gross profit, except that segment profit excludes charges for depreciation, depletion and amortization. Among the GAAP measures reported by the Partnership, the most directly comparable measure to segment profit is Segment Adjusted EBITDA; a reconciliation of segment profit to Segment Adjusted EBITDA is included in the following tables for each segment where segment profit is presented.
In addition, for the Fuel Distribution segment, the following sections include information on the components of segment profit by sales type, which components are included in order to provide additional disaggregated information to facilitate the analysis of segment profit and Segment Adjusted EBITDA. These components of segment profit are calculated consistent with the calculation of segment profit; therefore, these components also exclude charges for depreciation, depletion and amortization.

Fuel Distribution

	Year Ended December 31,
	2022		2021		Change
Motor fuel gallons sold	7,587		7,539		48
Motor fuel profit cents per gallon	12.5	¢	10.8	¢	1.7	¢
Fuel profit	$956		$1,006		$(50)
Non-fuel profit	142		123		19
Lease profit	143		138		5
Fuel Distribution segment profit(1)	$1,241		$1,267		$(26)
Expenses	$453		$400		$53
Segment Adjusted EBITDA	$838		$701		$137
(1)For the year ended December 31, 2022, Fuel Distribution segment profit reconciles to Segment Adjusted EBITDA by subtracting expenses of $453 million and adding non-cash unit based compensation of $13 million, adding unrealized loss of $21 million, subtracting inventory valuation adjustments of $5 million and adding other of $21 million. For the year ended December 31, 2021, Fuel Distribution segment profit reconciles to Segment Adjusted EBITDA by subtracting expenses of $400 million and adding non-cash unit based compensation of $15 million, subtracting unrealized gain of $14 million, inventory valuation adjustments of $188 million and adding other of $21 million.
Volumes. For the year ended December 31, 2022 compared to the same period last year, volumes increased primarily due to growth from investments and profit optimization strategies.
Segment Adjusted EBITDA. For the year ended December 31, 2023 compared to the same period last year, Segment Adjusted EBITDA related to our Fuel Distribution segment increased due primarily to increase in profit on motor fuel sales due primarily to an increase in gallons sold.
Pipeline Systems

	Year Ended December 31,
	2022	2021	Change
Pipelines throughput (barrels per day)	—	—	—
Pipeline Systems segment profit(1)	$—	$—	$—
Expenses	$—	$—	$—
Segment Adjusted EBITDA	$10	$9	$1
(1)For the years ended December 31, 2022 and 2021, Pipeline Systems segment profit reconciles to Segment Adjusted EBITDA by adding $10 million and $9 million, respectively, of Adjusted EBITDA related to unconsolidated affiliates.
Terminals

	Year Ended December 31,
	2022	2021	Change
Throughput (thousand barrels per day) (1)	343	—	343
Terminals segment profit (2)	$138	$83	$55
Expenses	$68	$38	$30
Segment Adjusted EBITDA	$71	$44	$27
(1)Beginning in 2024, the Partnership reports terminal throughput as a key performance measure. Prior to 2022, the Partnership measured terminal volumes using a different methodology than it currently uses. Given this difference in methodology, as well as the impact of recent acquisitions, terminal volumes for these periods not meaningful for comparison purposes and therefore have been excluded herein.
(2)For the year ended December 31, 2022, Terminals segment profit reconciles to Segment Adjusted EBITDA by subtracting expenses of $68 million and adding non-cash unit based compensation of $1 million. For the year ended December 31, 2021, Terminals segment profit reconciles to Segment Adjusted EBITDA by subtracting expenses of $38 million and adding non-cash unit based compensation of $1 million and subtracting inventory valuation adjustments of $2 million.

Segment Adjusted EBITDA. For the year ended December 31, 2022 compared to the same period last year, Segment Adjusted EBITDA related to our Terminals segment increased due to an increase in throughput related to recently acquired assets.
Liquidity and Capital Resources
Liquidity
Our principal liquidity requirements are to finance current operations, to fund capital expenditures, including acquisitions from time to time, to service our debt and to make distributions. We expect our ongoing sources of liquidity to include cash generated from operations, borrowings under our Credit Facility and the issuance of additional long-term debt or partnership units as appropriate given market conditions. We expect that these sources of funds will be adequate to provide for our short-term and long-term liquidity needs.
Our ability to meet our debt service obligations and other capital requirements, including capital expenditures and acquisitions, will depend on our future operating performance which, in turn, will be subject to general economic, financial, business, competitive, legislative, regulatory and other conditions, many of which are beyond our control. As a normal part of our business, depending on market conditions, we will from time to time consider opportunities to repay, redeem, repurchase or refinance our indebtedness. Changes in our operating plans, lower than anticipated sales, increased expenses, acquisitions or other events may cause us to seek additional debt or equity financing in future periods. There can be no guarantee that financing will be available on acceptable terms or at all. Debt financing, if available, could impose additional cash payment obligations and additional covenants and operating restrictions. In addition, any of the items discussed in detail under “Item 1A. Risk Factors” included in this Annual Report on Form 10-K may also significantly impact our liquidity.
The Partnership is party to a Second Amended and Restated Credit Agreement among the Partnership, as borrower, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent, collateral agent, swingline lender and a line of credit issuer (the "Credit Facility"). As of December 31, 2023, we had $29 million of cash and cash equivalents on hand and borrowing capacity of $1.084 billion under the Credit Facility. Based on our current estimates, we expect to utilize capacity under the Credit Facility, along with cash from operations, to fund our announced growth capital expenditures and working capital needs; however, we may issue debt or equity securities prior to that time as we deem prudent to provide liquidity for new capital projects or other partnership purposes.
Cash Flows
Our cash flows may change in the future due to a number of factors, some of which we cannot control. These factors include regulatory changes, the price of products and services, the demand for such products and services, margin requirements resulting from significant changes in commodity prices, operational risks, the successful integration of our acquisitions and other factors.

	Year Ended December 31,
	2023	2022
Net cash provided by (used in)
Operating activities	$600	$561
Investing activities	(288)	(464)
Financing activities	(365)	(40)
Net increase (decrease) in cash and cash equivalents	$(53)	$57
Operating Activities
    Changes in cash flows from operating activities between periods primarily result from changes in earnings, excluding the impacts of non-cash items and changes in operating assets and liabilities (net of effects of acquisitions). Non-cash items include recurring non-cash expenses, such as depreciation, depletion and amortization expense and non-cash unit-based compensation expense. Cash flows from operating activities also differ from earnings as a result of non-cash charges that may not be recurring, such as impairment charges. Our daily working capital requirements fluctuate within each month, primarily in response to the timing of payments for motor fuels, motor fuels tax and rent.
Cash Flows Provided by Operations.
Net cash provided by operations was $600 million and $561 million, for 2023, and 2022, respectively. The increase in cash flows provided by operations was primarily due to a $26 million net increase in cash basis net income compared to the prior year; partially offset by a decrease in net cash flow from operating assets and liabilities of $13 million compared to the prior year.

Investing Activities
    Cash flows from investing activities primarily consist of capital expenditures, cash contributions to unconsolidated affiliates, cash amounts paid for acquisitions and cash proceeds from sale or disposal of assets. Changes in capital expenditures between periods primarily result from increases or decreases in our growth capital expenditures to fund our expansion projects.
Cash Flows Used in Investing Activities.
Net cash used in investing activities was $288 million and $464 million, for 2023 and 2022, respectively. Net cash used in investing activities included $111 million and $318 million of cash paid for acquisitions in 2023 and 2022, respectively. Capital expenditures were $215 million and $186 million for 2023 and 2022, respectively. Proceeds from disposal of property and equipment were $31 million and $32 million in 2023 and 2022, respectively. Distributions from unconsolidated affiliates in excess of cumulative earnings were $9 million in 2023 and $8 million in 2022.
Financing Activities
    Changes in cash flows from financing activities between periods primarily result from changes in the levels of borrowings and equity issuances, which are primarily used to fund our acquisitions and growth capital expenditures. Distributions increase between the periods based on increases in the number of common units outstanding or increases in the distribution rate.
Cash Flows Used in Financing Activities.
Net cash used in financing activities was $365 million and $40 million for 2023 and 2022, respectively.
Year Ended December 31, 2023
During the year ended December 31, 2023 we:
•issued $500 million of 7.000% senior notes due 2028;
•borrowed $3.3 billion and repaid $3.8 billion under the Credit Facility to fund daily operations; and
•paid $371 million in distributions to our unitholders, of which $171 million was paid to Energy Transfer.
Year Ended December 31, 2022
During the year ended December 31, 2022 we:
• borrowed $4.1 billion and repaid $3.8 billion under the Credit Facility to fund daily operations; and
• paid $359 million in distributions to our unitholders, of which $166 million was paid to Energy Transfer.
We intend to pay cash distributions to the holders of our common units and Class C Units on a quarterly basis, to the extent we have sufficient cash from our operations after establishment of cash reserves and payment of fees and expenses, including payments to our General Partner and its affiliates. Class C unitholders receive distributions at a fixed rate equal to $0.8682 per quarter for each Class C Unit outstanding. There is no guarantee that we will pay a distribution on our units. On January 25, 2024, we declared a quarterly distribution of $0.8420 per common unit based on the results for the three months ended December 31, 2023, excluding distributions to Class C unitholders. The distribution will be approximately $71 million in the aggregate for common units and approximately $19 million with respect to IDRs, and will be paid on February 20, 2024 to all unitholders of record on February 7, 2024.
Capital Expenditures
Included in our capital expenditures for 2023 was $70 million in maintenance capital and $145 million in growth capital. Growth capital relates primarily to dealer and distributor supply contracts and terminals.
We currently expect to spend approximately $70 million in maintenance capital and at least $200 million in growth capital for the full year 2024.

Description of Indebtedness
Our outstanding consolidated indebtedness was as follows:

	December 31, 2023	December 31, 2022
Credit Facility	$411	$900
6.000% Senior Notes due 2027	600	600
5.875% Senior Notes due 2028	400	400
7.000% Senior Notes due 2028	500	—
4.500% Senior Notes due 2029	800	800
4.500% Senior Notes due 2030	800	800
Lease-related financing obligations	94	94
Total debt	3,605	3,594
Less: debt issuance costs	25	23
Long-term debt, net of current maturities	$3,580	$3,571
Credit Facility
As of December 31, 2023, the balance on the Credit Facility was $411 million, and $5 million in standby letters of credit were outstanding. The unused availability on the Credit Facility at December 31, 2023 was $1.1 billion. The weighted average interest rate on the total amount outstanding at December 31, 2023 was 7.54%. The Partnership was in compliance with all financial covenants at December 31, 2023.
Recent Financing Transaction
On September 20, 2023, we and Sunoco Finance Corp. completed a private offering of $500 million in aggregate principal amount of 7.000% senior notes due 2028. The Partnership used the proceeds from the private offering to repay a portion of the outstanding borrowings under the Credit Facility.
Pending NuStar Acquisition
In connection with our acquisition of NuStar, we expect to assume NuStar’s debt and issue additional debt, aggregating approximately $4.2 billion, subsequent to which the Partnership expects to remain in compliance with all existing financial covenants.
Contractual Obligations
We periodically enter into derivatives, such as futures and options, to manage our fuel price risk on inventory in the distribution system. Fuel hedging positions are not significant to our operations. On a consolidated basis, the Partnership had a position of 1.1 million barrels with an aggregated unrealized loss of $8.6 million at December 31, 2023.
Off-Balance Sheet Arrangements
We do not maintain any off-balance sheet arrangements for the purpose of credit enhancement, hedging transactions or other financial or investment purposes.
Critical Accounting Estimates
We prepare our consolidated financial statements in conformity with GAAP. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Critical accounting policies are those we believe are both most important to the portrayal of our financial condition and results of operations, and require our most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain. Judgments and uncertainties affecting the application of those policies may result in materially different amounts being reported under different conditions or using different assumptions.
We believe the following policies will be the most critical in understanding the judgments that are involved in preparation of our consolidated financial statements.

Fair Value Estimates in Business Combination Accounting and Impairment of Long-Lived Assets, Goodwill, Intangible Assets and Investments in Unconsolidated Affiliates. Business combination accounting and quantitative impairment testing are required from time to time due to the occurrence of events, changes in circumstances, or annual testing requirements. For business combinations, assets and liabilities are required to be recorded at estimated fair value in connection with the initial recognition of the transaction. For impairment testing, long-lived assets are required to be tested for recoverability whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Goodwill and intangibles with indefinite lives must be tested for impairment annually or more frequently if events or changes in circumstances indicate that the related asset might be impaired. An impairment of an investment in an unconsolidated affiliate is recognized when circumstances indicate that a decline in the investment value is other than temporary. An impairment loss should be recognized only if the carrying amount of the asset/goodwill is not recoverable and exceeds its fair value. Calculating the fair value of assets or reporting units in connection with business combination accounting or impairment testing requires management to make several estimates, assumptions and judgements, and in some circumstances management may also utilize third-party specialists to assist and advise on those calculations.
In order to allocate the purchase price in a business combination or to test for recoverability when performing a quantitative impairment test, we must make estimates of projected cash flows related to the asset, which include, but are not limited to, assumptions about the use or disposition of the asset, estimated remaining life of the asset, and future expenditures necessary to maintain the asset’s existing service potential. In order to determine fair value, we make certain estimates and assumptions, including, among other things, changes in general economic conditions in regions in which our markets are located, the availability and prices of commodities, our ability to negotiate favorable sales agreements, the risks that exploration and production activities will not occur or be successful, our dependence on certain significant customers and producers, and competition from other companies, including major energy producers. While we believe we have made reasonable assumptions to calculate the fair value, if future results are not consistent with our estimates, we could be exposed to future impairment losses that could be material to our results of operations.
The Partnership determines the fair value of our reporting units using the discounted cash flow method, the guideline company method, or a weighted combination of these methods. Determining the fair value of a reporting unit requires judgment and the use of significant estimates and assumptions. Such estimates and assumptions include revenue growth rates, operating margins, weighted average costs of capital and future market conditions, among others. The Partnership believes the estimates and assumptions used in our impairment assessments are reasonable and based on available market information, but variations in any of the assumptions could result in materially different calculations of fair value and determinations of whether or not an impairment is indicated. Under the discounted cash flow method, the Partnership determines fair value based on estimated future cash flows of each reporting unit including estimates for capital expenditures, discounted to present value using the risk-adjusted industry rate, which reflect the overall level of inherent risk of the reporting unit. Cash flow projections are derived from one year budgeted amounts plus an estimate of later period cash flows, all of which are determined by management. Subsequent period cash flows are developed for each reporting unit using growth rates that management believes are reasonably likely to occur. Under the guideline company method, the Partnership determines the estimated fair value of each of our reporting units by applying valuation multiples of comparable publicly-traded companies to each reporting unit’s projected EBITDA and then averaging that estimate with similar historical calculations using a three year average. In addition, the Partnership estimates a reasonable control premium representing the incremental value that accrues to the majority owner from the opportunity to dictate the strategic and operational actions of the business.
One key assumption in these fair value calculations is management’s estimate of future cash flows and EBITDA. In accounting for a business combination, these estimates are generally based on the forecasts that were used to analyze the deal economics. For impairment testing, these estimates are based on the annual budget for the upcoming year and forecasted amounts for multiple subsequent years. The annual budget process is typically completed near the annual goodwill impairment testing date, and management uses the most recent information for the annual impairment tests. The forecast is also subjected to a comprehensive update annually in conjunction with the annual budget process and is revised periodically to reflect new information and/or revised expectations. The estimates of future cash flows and EBITDA are subjective in nature and are subject to impacts from the business risks described in “Item 1A. Risk Factors.” Therefore, the actual results could differ significantly from the amounts used for business combination accounting and impairment testing, and significant changes in fair value estimates could occur in a given period. Such changes in fair value estimates could result in changes to the fair value estimates used in business combination accounting, which could significantly impact results of operations in a period subsequent to the business combination, depending on multiple factors, including the timing of such changes. In the case of impairment testing, such changes could result in additional impairments in future periods; therefore, the actual results could differ significantly from the amounts used for goodwill impairment testing, and significant changes in fair value estimates could occur in a given period, resulting in additional impairments.
In addition, we may change our method of impairment testing, including changing the weight assigned to different valuation models. Such changes could be driven by various factors, including the level of precision or availability of data for our assumptions. Any changes in the method of testing could also result in an impairment or impact the magnitude of an impairment.
Management does not believe that any of the Partnership’s goodwill balances, long-lived assets or investments in unconsolidated affiliates is currently at significant risk of a material impairment.

Income Taxes. As a limited partnership, we are generally not subject to state and federal income tax and would therefore not recognize deferred income tax liabilities and assets for the expected future income tax consequences of temporary differences between financial statement carrying amounts and the related income tax basis. We are, however, subject to a statutory requirement that our non-qualifying income cannot exceed 10% of our total gross income, determined on a calendar year basis under the applicable income tax provisions. If the amount of our non-qualifying income exceeds this statutory limit, we would be taxed as a corporation. Accordingly, certain activities that generate non-qualifying income are conducted through our wholly owned taxable corporate subsidiaries for which we have recognized deferred income tax liabilities and assets. These balances, as well as any income tax expense, are determined through management’s estimations, interpretation of tax laws of multiple jurisdictions and tax planning strategies. If our actual results differ from estimated results due to changes in tax laws, our effective tax rate and tax balances could be affected. As such, these estimates may require adjustments in the future as additional facts become known or as circumstances change.
The benefit of an uncertain tax position can only be recognized in the consolidated financial statements if management concludes that it is more likely than not that the position will be sustained with the tax authorities. For a position that is likely to be sustained, the benefit recognized in the consolidated financial statements is measured at the largest amount that is greater than 50% likely of being realized. In determining the future tax consequences of events that have been recognized in our consolidated financial statements or tax returns, judgment is required. Differences between the anticipated and actual outcomes of these future tax consequences could have a material impact on our consolidated results of operations or financial position.
Item 8. Financial Statements and Supplementary Data

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors of Sunoco GP LLC and
Unitholders of Sunoco LP
Opinion on the financial statements
We have audited the accompanying consolidated balance sheets of Sunoco LP (a Delaware limited partnership) and subsidiaries (the “Partnership”) as of December 31, 2023 and 2022, the related consolidated statements of operations and comprehensive income, equity, and cash flows for each of the three years in the period ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Partnership as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the Partnership’s internal control over financial reporting as of December 31, 2023, based on criteria established in the 2013 Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”), and our report dated February 16, 2024 (not separately included herein), expressed an unqualified opinion.
Basis for opinion
These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on the Partnership’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Partnership in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical audit matter
The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.
Fair value of property and equipment acquired in the Zenith Energy acquisition
As described further in Note 3 to the consolidated financial statements, the Partnership acquired 16 refined product terminals on May 1, 2023, from Zenith Energy for approximately $111 million. The Partnership utilized a third-party valuation specialist to estimate the fair value of the acquired property and equipment, which was determined to be $110 million. We identified the estimation of the fair value of the acquired property and equipment as a critical audit matter.
The principal consideration for our determination that the estimation of the fair value of the acquired property and equipment is a critical audit matter is that there was estimation uncertainty due to significant judgments with respect to the valuation methodologies and assumptions applied by the third-party valuation specialist, including the market and cost approaches. This in turn led to a high degree of auditor judgment and subjectivity in performing procedures and evaluating audit evidence related to management’s assumptions. In addition, the audit effort involved the use of internal specialists to assist in performing these procedures and evaluating the audit evidence.
Our audit procedures related to the estimation of the fair value of the acquired property and equipment included the following procedures, among others. We tested the effectiveness of controls relating to management’s review of the valuation methodologies and assumptions applied by the third-party valuation specialist. In addition to testing the effectiveness of controls, we also performed the following:

•Utilized an internal valuation specialist to evaluate:

◦the qualifications of the third-party valuation specialist engaged by the Partnership based on their credentials and experience,
◦the process used by management to develop the estimate, including valuation methodologies and assumptions used by the third-party valuation specialists and whether they were acceptable for the underlying assets and applied correctly,
◦the useful lives utilized by the third-party valuation specialist by comparing to industry standards and estimates,
◦the appropriateness of the replacement cost, by confirming the inputs utilized were reasonable for the underlying assets,
◦the estimates of fair values for assets which were valued based on comparable market data and the appropriateness of the replacement costs, by performing independent market research and analyses.

/s/ GRANT THORNTON LLP

We have served as the Partnership’s auditor since 2015.

Dallas, Texas
February 16, 2024 (except for Notes 7, 12, and 19, as to which the date is October 24, 2024)

SUNOCO LP
CONSOLIDATED BALANCE SHEETS
(Dollars in millions)

	December 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$29	$82
Accounts receivable, net	856	890
Accounts receivable from affiliates	20	15
Inventories, net	889	821
Other current assets	133	175
Total current assets	1,927	1,983

Property and equipment	2,970	2,796
Accumulated depreciation	(1,134)	(1,036)
Property and equipment, net	1,836	1,760
Other assets:
Operating lease right-of-use assets, net	506	524
Goodwill	1,599	1,601
Intangible assets, net	544	588
Other non-current assets	290	245
Investments in unconsolidated affiliates	124	129
Total assets	$6,826	$6,830
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$828	$966
Accounts payable to affiliates	170	109
Accrued expenses and other current liabilities	353	310
Operating lease current liabilities	22	21
Total current liabilities	1,373	1,406

Operating lease non-current liabilities	511	528
Long-term debt, net	3,580	3,571
Advances from affiliates	102	116
Deferred tax liabilities	166	156
Other non-current liabilities	116	111
Total liabilities	5,848	5,888
Commitments and contingencies (Note 13)
Equity:
Limited partners:
Common unitholders (84,408,014 and 84,054,765 units issued and outstanding as of December 31, 2023 and 2022, respectively)	978	942
Class C unitholders - held by subsidiary (16,410,780 units issued and outstanding as of December 31, 2023 and 2022)	—	—
Total equity	978	942
Total liabilities and equity	$6,826	$6,830

The accompanying notes are an integral part of these consolidated financial statements.

SUNOCO LP
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Dollars in millions, except per unit data)

	Year Ended December 31,
	2023	2022	2021
REVENUES:
Sales revenue	$22,663	$25,350	$17,275
Service revenue	254	236	183
Lease revenue	151	143	138
Total revenues	23,068	25,729	17,596
COST OF SALES AND OPERATING EXPENSES:
Cost of sales	21,703	24,350	16,246
General and administrative	126	120	109
Other operating	356	338	270
Lease expense	68	63	59
Gain on disposal of assets	(7)	(13)	(14)
Depreciation, amortization and accretion	187	193	177
Total cost of sales and operating expenses	22,433	25,051	16,847
OPERATING INCOME	635	678	749
OTHER INCOME (EXPENSE):
Interest expense, net	(217)	(182)	(163)
Other income, net	7	1	—
Equity in earnings of unconsolidated affiliates	5	4	4
Loss on extinguishment of debt	—	—	(36)
INCOME BEFORE INCOME TAXES	430	501	554
Income tax expense	36	26	30
NET INCOME AND COMPREHENSIVE INCOME	$394	$475	$524

NET INCOME PER COMMON UNIT:
Common units - basic	$3.70	$4.74	$5.35
Common units - diluted	$3.65	$4.68	$5.28

WEIGHTED AVERAGE COMMON UNITS OUTSTANDING:
Common units - basic	84,081,083	83,755,378	83,369,534
Common units - diluted	85,093,497	84,803,698	84,438,276

CASH DISTRIBUTIONS PER COMMON UNIT	$3.368	$3.302	$3.302

The accompanying notes are an integral part of these consolidated financial statements.

SUNOCO LP
CONSOLIDATED STATEMENTS OF EQUITY
(Dollars in millions)

Balance at December 31, 2020	$632
Cash distribution to unitholders, including incentive distributions	(357)
Unit-based compensation	16
Other	(4)
Net income	524
Balance at December 31, 2021	811
Cash distribution to unitholders, including incentive distributions	(359)
Unit-based compensation	14
Other	1
Net income	475
Balance at December 31, 2022	942
Cash distribution to unitholders, including incentive distributions	(371)
Unit-based compensation	17
Other	(4)
Net income	394
Balance at December 31, 2023	$978

The accompanying notes are an integral part of these consolidated financial statements.

SUNOCO LP
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in millions)

	Year Ended December 31,
	2023	2022	2021
OPERATING ACTIVITIES:
Net income	$394	$475	$524
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	187	193	177
Amortization of deferred financing fees	8	7	7
Gain on disposal of assets	(7)	(13)	(14)
Loss on extinguishment of debt	—	—	36
Non-cash unit-based compensation expense	17	14	16
Deferred income tax	13	28	10
Inventory adjustments	114	(5)	(190)
Equity in earnings of unconsolidated affiliates	(5)	(4)	(4)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	34	(312)	(231)
Receivables from affiliates	(5)	(3)	(1)
Inventories	(182)	(172)	38
Other assets	47	(94)	(95)
Accounts payable	(101)	390	296
Accounts payable to affiliates	61	50	(20)
Accrued expenses and other current liabilities	43	—	9
Other non-current liabilities	(18)	7	(15)
Net cash provided by operating activities	600	561	543
INVESTING ACTIVITIES:
Capital expenditures	(215)	(186)	(174)
Distributions from unconsolidated affiliates in excess of cumulative earnings	9	8	9
Cash paid for acquisitions, net of cash acquired	(111)	(318)	(256)
Proceeds from disposal of property and equipment	31	32	34
Other	(2)	—	—
Net cash used in investing activities	(288)	(464)	(387)
FINANCING ACTIVITIES:
Senior Notes borrowings	500	—	800
Senior Notes repayments	—	—	(1,252)
Credit Facility borrowings	3,283	4,127	1,922
Credit Facility repayments	(3,772)	(3,808)	(1,341)
Loan origination costs	(5)	—	—
Cash distribution to unitholders, including incentive distributions	(371)	(359)	(357)
Net cash used in financing activities	(365)	(40)	(228)
Net increase (decrease) in cash and cash equivalents	(53)	57	(72)
Cash and cash equivalents at beginning of period	82	25	97
Cash and cash equivalents at end of period	$29	$82	$25

	Year Ended December 31,
	2023	2022	2021
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING ACTIVITIES:
Change in note payable to affiliate	$2	$6	$4
Payable due to seller in acquisition	—	10	—
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	202	176	174
Income taxes paid, net	29	30	14
 The accompanying notes are an integral part of these consolidated financial statements.

SUNOCO LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular dollar amounts, except per unit data, are in millions)
1.Organization and Principles of Consolidation
As used in this document, the terms “Partnership,” “SUN,” “we,” “us” and “our” should be understood to refer to Sunoco LP and our consolidated subsidiaries, unless the context clearly indicates otherwise.
We are a Delaware master limited partnership. We are managed by our general partner, Sunoco GP LLC (“General Partner”), which is owned by Energy Transfer LP (“Energy Transfer”). As of December 31, 2023, Energy Transfer and its subsidiaries owned 100% of the membership interests in our General Partner, all of our incentive distribution rights (“IDRs”) and approximately 33.7% of our common units, which constitutes a 28.2% limited partner interest in us.
We distribute motor fuels across more than 40 states and territories throughout the United States, including Hawaii and Puerto Rico. We also operate retail stores in Hawaii and New Jersey.
Our primary operations are conducted by the following consolidated subsidiaries:
•Sunoco, LLC (“Sunoco LLC”), a Delaware limited liability company, primarily distributes motor fuel in more than 40 states throughout the United States. Sunoco LLC also processes transmix and distributes refined product through its terminals in over 15 states.
•Sunoco Retail LLC (“Sunoco Retail”), a Pennsylvania limited liability company, owns and operates retail stores that sell motor fuel and merchandise primarily in New Jersey. Sunoco Retail also leases owned sites to commission agents who sell motor fuels to the motoring public on Sunoco Retail's behalf for a commission.
•Aloha Petroleum LLC, a Delaware limited liability company, distributes motor fuel and operates terminal facilities on the Hawaiian Islands.
•Aloha Petroleum, Ltd. (“Aloha”), a Hawaii corporation, owns and operates retail stores on the Hawaiian Islands and leases owned sites to commission agents who sell motor fuels to the motoring public on Aloha's behalf for a commission.
•Peerless Oil & Chemicals, Inc. (“Peerless”), a Delaware corporation, is a terminal operator that distributes fuel products to over 100 locations primarily within Puerto Rico.
The consolidated financial statements of Sunoco LP presented herein for the years ended December 31, 2023, 2022 and 2021, have been prepared in accordance with GAAP and pursuant to the rules and regulations of the SEC. We consolidate all wholly owned subsidiaries. All significant intercompany transactions and accounts are eliminated in consolidation.
Certain items have been reclassified for presentation purposes to conform to the accounting policies of the consolidated entity. Additionally, certain prior period amounts have been reclassified to conform to the 2023 presentation. These reclassifications had no impact on income from operations, net income and comprehensive income, or the balance sheets or statements of cash flows.
2.Summary of Significant Accounting Policies
Use of Estimates
The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Fair Value Measurements
We use fair value measurements to measure, among other items, purchased assets, investments, leases and derivative contracts. We also use them to assess impairment of properties, equipment, intangible assets and goodwill. An asset’s fair value is defined as the price at which an asset could be exchanged in a current transaction between knowledgeable, willing parties. A liability’s fair value is defined as the amount that would be paid to transfer the liability to a new obligor, not the amount that would be paid to settle the liability with the creditor. Where available, fair value is based on observable market prices or parameters, or is derived from such prices or parameters. Where observable prices or inputs are not available, unobservable prices or inputs are used to estimate the current fair value, often using an internal valuation model. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the item being valued.
ASC 820 “Fair Value Measurements and Disclosures” prioritizes the inputs used in measuring fair value into the following hierarchy:
Level 1    Quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2    Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable;
Level 3    Unobservable inputs in which little or no market activity exists, therefore requiring an entity to develop its own assumptions about the assumptions that market participants would use in pricing.
Cash, accounts receivable, certain other current assets, marketable securities, accounts payable, accrued expenses and certain other current liabilities are reflected in the consolidated balance sheets at carrying amounts, which approximate the fair value due to their short term nature.
Segment Reporting
We operate our business in three reportable segments: Fuel Distribution, Pipeline Systems and Terminals. Our Fuel Distribution segment supplies motor fuel to independently-operated dealer stations, distributors, commission agents and other consumers. Also included in our Fuel Distribution segment is lease income from properties that we lease or sublease, as well as the Partnership’s credit card services, franchise royalties and retail operations in Hawaii and New Jersey. Our Pipeline Systems segment includes our investments in the J.C. Nolan Terminal and the J.C. Nolan Pipeline. Our Terminals segment is composed of four transmix processing facilities and 42 refined product terminals.
Acquisition Accounting
Acquisitions of assets or entities that include inputs and processes and have the ability to create outputs are accounted for as business combinations. A purchase price allocation is recorded for tangible and intangible assets acquired and liabilities assumed based on their fair value. The excess of fair value of consideration conveyed over fair value of net assets acquired is recorded as goodwill. The consolidated statements of operations and comprehensive income for the periods presented include the results of operations for each acquisition from their respective dates of acquisition.
Cash and Cash Equivalents
Cash and cash equivalents include cash on hand, demand deposits and short-term investments with original maturities of three months or less.
Sunoco LLC and Sunoco Retail have treasury services agreements with Energy Transfer (R&M), LLC, an indirect wholly owned subsidiary of Energy Transfer, for certain cash management activities. The net balance of Sunoco LLC and Sunoco Retail activity is reflected in either “Advances to affiliates” or “Advances from affiliates” on the consolidated balance sheets.
Accounts Receivable
The majority of trade receivables are from wholesale fuel customers or from credit card companies related to retail credit card transactions. Wholesale customer credit is extended based on an evaluation of the customer’s financial condition. We maintain allowances for expected credit losses based on the best estimate of the amount of expected credit losses in existing accounts receivable. Credit losses are recorded against the allowance when accounts are deemed uncollectible.
Receivables from affiliates arise from fuel sales and other miscellaneous transactions with non-consolidated affiliates. These receivables are recorded at face value, without interest or discount.
Inventories
Fuel inventories are stated at the lower of cost or market using the last-in-first-out (“LIFO”) method. Under this methodology, the cost of fuel sold consists of actual acquisition costs, which includes transportation and storage costs. Such costs are adjusted to reflect increases or decreases in inventory quantities which are valued based on changes in LIFO inventory layers.
Merchandise inventories are stated at the lower of average cost, as determined by the retail inventory method, or market. We record an allowance for shortages and obsolescence relating to merchandise inventory based on historical trends and any known changes. Shipping and handling costs are included in the cost of merchandise inventories.
Advertising Costs
Advertising costs are expensed as incurred. Advertising costs were $26 million, $25 million and $22 million for the years ended December 31, 2023, 2022 and 2021, respectively.
Property and Equipment
Property and equipment are recorded at cost. Depreciation is computed on a straight-line basis over the useful lives of assets, estimated to be forty years for buildings, three to fifteen years for equipment and thirty years for storage tanks. Assets under finance leases are depreciated over the life of the corresponding lease.
Amortization of leasehold improvements is based upon the shorter of the remaining terms of the leases including renewal periods that are reasonably assured, or the estimated useful lives, which approximate twenty years. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Maintenance and repairs are charged to operations as incurred. Gains or losses on the disposition of property and equipment are recorded in the period incurred.
Long-Lived Assets and Assets Held for Sale
Long-lived assets are tested for possible impairment whenever events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. If such indicators exist, the estimated undiscounted future cash flows related to the asset are compared to the carrying value of the asset. If the carrying value is greater than the estimated undiscounted future cash flows, an impairment charge is recorded in the consolidated statements of operations and comprehensive income for amounts necessary to reduce the corresponding carrying value of the asset to fair value. The impairment loss calculations require management to apply judgment in estimating future cash flows.
Properties that have been closed and other excess real property are recorded as assets held for sale, and are written down to the lower of cost or estimated net realizable value at the time we close such stores or determine that these properties are in excess and intend to offer them for sale. We estimate the net realizable value based on our experience in utilizing or disposing of similar assets and on estimates provided by our own and third-party real estate experts. Although we have not experienced significant changes in our estimate of net realizable value, changes in real estate markets could significantly impact the net values realized from the sale of assets.
Goodwill and Indefinite-Lived Intangible Assets
Goodwill represents the excess of consideration paid over fair value of net assets acquired. Goodwill and intangible assets acquired in a purchase business combination are recorded at fair value as of the date acquired. Acquired intangible assets determined to have an indefinite useful life are not amortized, but are instead tested for impairment at least annually, or more frequently if events and circumstances indicate that the asset might be impaired. The annual impairment test of goodwill and indefinite lived intangible assets is performed as of the first day of the fourth quarter of each fiscal year.
The Partnership uses qualitative factors to determine whether it is more likely than not (likelihood of more than 50%) that the fair value of a reporting unit exceeds its carrying amount, including goodwill. Some of the qualitative factors considered in applying this test include consideration of macroeconomic conditions, industry and market conditions, cost factors affecting the business, overall financial performance of the business and performance of the unit price of the Partnership.
If qualitative factors are not deemed sufficient to conclude that the fair value of the reporting unit more likely than not exceeds its carrying value, then a quantitative approach is applied in making an evaluation. The quantitative evaluation utilizes multiple valuation methodologies, including a market approach (market price multiples of comparable companies), an income approach (discounted cash flow analysis), or a weighted combination of these methods. The computations require management to make significant estimates and assumptions, including, among other things, selection of comparable publicly traded companies, the discount rate applied to future earnings reflecting a weighted average cost of capital and earnings growth assumptions. The Partnership believes the estimates and assumptions used in our impairment assessments are reasonable and based on available market information, but variations in any of the assumptions could result in materially different calculations of fair value and determinations of whether or not an impairment is indicated. A discounted cash flow analysis requires management to make various assumptions about future sales, operating margins, capital expenditures, working capital and growth rates. Cash flow projections are derived from one-year budgeted amounts plus an estimate of later period cash flows, all of which are determined by management. Subsequent period cash flows are developed for each reporting unit using growth rates that management believes are reasonably likely to occur. Under the guideline company method, the Partnership determined the estimated fair value of each of our reporting units by applying valuation multiples of comparable publicly-traded companies to each reporting unit’s projected EBITDA and then averaging that estimate with similar historical calculations using a three-year average. In addition, the Partnership estimated a reasonable control premium representing the incremental value that accrues to the majority owner from the opportunity to dictate the strategic and operational actions of the business. If the evaluation results in the fair value of the reporting unit being lower than the carrying value, an impairment charge is recorded.
Indefinite-lived intangible assets are composed of certain tradenames and liquor licenses which are not amortized but are evaluated for impairment annually or more frequently if events or changes occur that suggest an impairment in carrying value, such as a significant adverse change in the business climate. Indefinite-lived intangible assets are evaluated for impairment by comparing each asset’s fair value to its book value. Management first determines qualitatively whether it is more likely than not that an indefinite‑lived asset is impaired. If management concludes that it is more likely than not that an indefinite-lived asset is impaired, then its fair value is determined by using the discounted cash flow model based on future revenues estimated to be derived in the use of the asset.
Other Intangible Assets
Other finite-lived intangible assets consist of supply agreements, customer relations, non-compete agreements and loan origination costs. Separable intangible assets that are not determined to have an indefinite life are amortized over their useful lives and assessed for impairment only if and when circumstances warrant. Determination of an intangible asset’s fair value and estimated useful life are based on an analysis of pertinent factors including: (1) the use of widely-accepted valuation approaches, such as the income approach or the cost approach, (2) the expected use of the asset by the Partnership, (3) the expected useful life of related assets, (4) any legal, regulatory or contractual provisions, including renewal or extension periods that would cause substantial costs or modifications to existing agreements and (5) the effects of obsolescence, demand, competition and other economic factors. Should any of the underlying assumptions indicate that the value of the intangible assets might be impaired, we may be required to reduce the carrying value and remaining useful life of the asset. If the underlying assumptions governing the amortization of an intangible asset were later determined to have significantly changed, we may be required to adjust its amortization period to reflect a new estimate of its useful life. Any write-down of the value or unfavorable change in the useful life of an intangible asset would increase expense at that time.
Customer relations and supply agreements are amortized on a straight-line basis over the remaining terms of the agreements, which generally range from five to twenty years. Non-compete agreements are amortized over the terms of the respective agreements.
Asset Retirement Obligations
The estimated future cost to remove an underground storage tank is recognized over the estimated useful life of the storage tank. We record a discounted liability for the future fair value of an asset retirement obligation along with a corresponding increase to the carrying value of the related long-lived asset at the time an underground storage tank is installed. We then depreciate the amount added to property and equipment and recognize accretion expense in connection with the discounted liability over the remaining life of the tank. We base our estimates of the anticipated future costs for tank removal on our prior experience with removals. We review assumptions for computing the estimated liability for tank removal on an annual basis. Any change in estimated cash flows are reflected as an adjustment to both the liability and the associated asset.
Long-lived assets related to asset retirement obligations aggregated $13 million and $14 million as of December 31, 2023 and 2022, respectively, and were reflected as property and equipment, net, on our consolidated balance sheets.
Environmental Liabilities
Environmental expenditures related to existing conditions, resulting from past or current operations and from which no current or future benefit is discernible, are expensed. Expenditures that extend the life of the related property or prevent future environmental contamination are capitalized. We determine and establish a liability on a site-by-site basis when future environmental expenditures are probable and can be reasonably estimated. A related receivable is recorded for estimable and probable reimbursements.
Revenue Recognition
Revenues from our Fuel Distribution segment are derived from the sale of fuel, non-fuel and lease income. Fuel sales consist primarily of the sale of motor fuel under supply agreements with third-party customers and affiliates. Fuel supply contracts with our customers generally provide that we distribute motor fuel at a price based on a formula which includes published rates, volume-based profit margin and other terms specific to the agreement. The customer is invoiced the agreed-upon price with most payment terms ranging less than 30 days. If the consideration promised in a contract includes a variable amount, the Partnership estimates the variable consideration amount and factors in such estimate to determine the transaction price under the expected value method. Revenue is recognized under the motor fuel contracts at the point in time the customer takes control of the fuel. At the time control is transferred to the customer the sale is considered final, because the agreements do not grant customers the right to return motor fuel. To determine when control transfers to the customer, the shipping terms of the contract are assessed as a primary indicator of the transfer of control. For FOB shipping point terms, revenue is recognized at the time of shipment. The performance obligation with respect to the sale of goods is satisfied at the time of shipment since the customer gains control at this time under the terms. Shipping and/or handling costs that occur before the customer obtains control of the goods are deemed to be fulfillment activities and are accounted for as fulfillment costs. Once the goods are shipped, the Partnership is precluded from redirecting the shipment to another customer and revenue is recognized. Non-fuel revenue includes merchandise revenue that comprises the in-store merchandise and food service sales at company-operated retail stores and other revenue such as credit card processing, car washes, lottery and other services. Lease revenue is derived from leasing arrangements for which we are the lessor and recognized ratably over the term of the underlying lease.
Revenues from our Terminals segment include fees for tank storage agreements, under which a customer agrees to pay for a certain amount of storage in a tank over a period of time and throughput agreements, under which a customer pays a fee per barrel for volumes moving through our terminals. Our terminals also provide blending, additive injections, handling and filtering services for which we charge additional fees.
Lease Income
Lease income from operating leases is recognized on a straight-line basis over the term of the lease.
Cost of Sales
We include in cost of sales all costs incurred to acquire fuel and merchandise, including the costs of purchasing, storing and transporting inventory prior to delivery to our customers. Items are removed from inventory and are included in cost of sales based on the retail inventory method for merchandise and the LIFO method for motor fuel. Cost of sales does not include depreciation of property and equipment as amounts attributed to cost of sales would not be significant. Depreciation is classified within operating expenses in the consolidated statements of operations and comprehensive income.
Motor Fuel and Sales Taxes
Certain motor fuel and sales taxes are collected from customers and remitted to governmental agencies either directly by the Partnership or through suppliers. The Partnership’s accounting policy for wholesale direct sales to dealers, distributors and commercial customers is to exclude the collected motor fuel tax from sales and cost of sales.
For retail locations where the Partnership holds inventory, including commission agent locations, motor fuel sales and motor fuel cost of sales include motor fuel taxes. Such amounts were $274 million, $285 million and $332 million for the years ended December 31, 2023, 2022 and 2021, respectively. Merchandise sales and cost of merchandise sales are reported net of sales tax in our consolidated statements of operations and comprehensive income.
Deferred Branding Incentives
We receive payments for branding incentives related to fuel supply contracts. Unearned branding incentives are deferred and amortized on a straight-line basis over the term of the agreement as a credit to cost of sales.
Lease Accounting
At the inception of each lease arrangement, we determine if the arrangement is a lease or contains an embedded lease and review the facts and circumstances of the arrangement to classify lease assets as operating or finance leases under Topic 842. The Partnership has elected not to record any leases with terms of 12 months or less on our consolidated balance sheets.
Balances related to operating leases are included in operating lease right-of-use assets, net, operating lease current liabilities and non-current operating lease liabilities on our consolidated balance sheets. Finance leases represent a small portion of the active lease agreements and are included in other non-current assets and long-term debt, net on our consolidated balance sheets. The right-of-use assets represent the Partnership’s right to use an underlying asset for the lease term and lease liabilities represent the obligation of the Partnership to make minimum lease payments arising from the lease for the duration of the lease term.
The Partnership leases a portion of its properties under non-cancelable operating leases, whose initial terms are typically five to fifteen years, with options permitting renewal for additional periods. Most leases include one or more options to renew, with renewal terms that can extend the lease term from one to 20 years or greater. The exercise of lease renewal options is typically at the sole discretion of the Partnership and lease extensions are evaluated on a lease-by-lease basis. Leases containing early termination clauses typically require the agreement of both parties to the lease. At the inception of a lease, all renewal options reasonably certain to be exercised are considered when determining the lease term. The depreciable life of lease assets and leasehold improvements are limited by the expected lease term.
To determine the present value of future minimum lease payments, we use the implicit rate when readily determinable. Presently, because many of our leases do not provide an implicit rate, the Partnership applies its incremental borrowing rate based on the information available at the lease commencement date to determine the present value of minimum lease payments. The operating and finance lease right-of-use assets include any lease payments made and exclude lease incentives.
Minimum rent is expensed on a straight-line basis over the term of the lease, including renewal periods that are reasonably assured at the inception of the lease. The Partnership is typically responsible for payment of real estate taxes, maintenance expenses and insurance. The Partnership also leases certain vehicles, and such leases are typically less than five years.
For short-term leases (leases that have term of twelve months or less upon commencement), lease payments are recognized on a straight-line basis and no right-of-use assets are recorded.
Earnings Per Unit
In addition to limited partner units, we have IDRs as participating securities and compute net income per common unit using the two-class method under which any excess of distributions declared over net income shall be allocated to the partners based on their respective sharing of income specified in the First Amended and Restated Agreement of Limited Partnership, as amended (the “Partnership Agreement”). Net income per unit applicable to limited partners is computed by dividing limited partners’ interest in net income, after deducting any incentive distributions and distributions on unvested phantom unit awards, by the weighted average number of outstanding common units.
Unit-Based Compensation
Under the Partnership's long-term incentive plans, various types of awards may be granted to employees, consultants and directors of our General Partner who provide services for us. Compensation expense related to outstanding awards is recognized over the vesting period based on the grant-date fair value. The grant-date fair value is determined based on the market price of our common units on the grant date. We amortize the grant-date fair value of these awards over their vesting period using the straight-line method. Expenses related to unit-based compensation are included in general and administrative expenses.
Income Taxes
The Partnership is a publicly traded limited partnership and is not taxable for federal and most state income tax purposes. As a result, our earnings or losses, to the extent not included in a taxable subsidiary, for federal and most state purposes are included in the tax returns of the individual partners. Net earnings for financial statement purposes may differ significantly from taxable income reportable to Unitholders as a result of differences between the tax basis and financial basis of assets and liabilities, differences between the tax accounting and financial accounting treatment of certain items, and due to allocation requirements related to taxable income under our Partnership Agreement. We do not have access to information regarding each partner's individual tax basis in our limited partner interests.
As a publicly traded limited partnership, we are subject to a statutory requirement that our “qualifying income” (as defined by the Internal Revenue Code, related Treasury Regulations and IRS pronouncements) exceed 90% of our total gross income, determined on a calendar year basis. If our qualifying income were not to meet this statutory requirement, the Partnership would be taxed as a corporation for federal and state income tax purposes. For the years ended December 31, 2023, 2022 and 2021, our qualifying income met the statutory requirement.
The Partnership conducts certain activities through corporate subsidiaries which are subject to federal, state, local and foreign income taxes. These corporate subsidiaries include Sunoco Retail, Aloha and Peerless. The Partnership and its corporate subsidiaries account for income taxes under the asset and liability method.
Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in earnings in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts more likely than not to be realized.
The determination of the provision for income taxes requires significant judgment, use of estimates, and the interpretation and application of complex tax laws. Significant judgment is required in assessing the timing and amounts of deductible and taxable items and the probability of sustaining uncertain tax positions. The benefits of uncertain tax positions are recorded in our consolidated financial statements only after determining a more-likely-than-not probability that the uncertain tax positions will withstand challenge, if any, from taxing authorities. When facts and circumstances change, we reassess these probabilities and record any changes through the provision for income taxes.
3.Acquisitions and Divestitures
2024 Acquisitions and Divestitures
On January 22, 2024, we entered into a definitive agreement with NuStar Energy L.P. (“NuStar”) to acquire NuStar in an all-equity transaction valued at approximately $7.3 billion, including assumed debt. Under the terms of the agreement, NuStar common unitholders will receive 0.400 Sunoco common units for each NuStar common unit. NuStar has approximately 9,500 miles of pipeline and 63 terminal and storage facilities that store and distribute crude oil, refined products, renewable fuels, ammonia and specialty liquids. The transaction is expected to close in the second quarter of 2024, subject to customary closing conditions.
On January 11, 2024, we entered into a definitive agreement with 7-Eleven, Inc. to sell 204 convenience stores located in West Texas, New Mexico, and Oklahoma for approximately $1.0 billion, including customary adjustments for fuel and merchandise inventory. As part of the sale, SUN will also amend its existing take-or-pay fuel supply agreement with 7-Eleven, Inc. to incorporate additional fuel gross profit. The transaction is expected to close promptly upon receipt of regulatory approvals and satisfaction of customary closing conditions.
On January 11, 2024, we announced that we will acquire liquid fuels terminals in Amsterdam, Netherlands and Bantry Bay, Ireland from Zenith Energy for €170 million including working capital. The transaction is expected to close in the first quarter of 2024, subject to customary closing conditions.
2023 Acquisition
On May 1, 2023, we completed the acquisition of 16 refined product terminals located across the East Coast and Midwest from Zenith Energy for approximately $111 million, including working capital. The purchase price was primarily allocated to property and equipment.

2022 Acquisitions
On November 30, 2022, we completed the acquisition of Peerless for $67 million, net of cash acquired. Peerless is an established terminal operator that distributes fuel products to over 100 locations primarily within Puerto Rico. Management, with the assistance of an independent valuation firm, determined the fair value of assets and liabilities at the date of the acquisition. Goodwill acquired in connection with the acquisition is deductible for tax purposes. The following table summarizes the final allocation of the purchase price among the assets acquired and liabilities assumed:

November 30, 2022
Other current assets	$26
Property and equipment	65
Goodwill	11
Current liabilities	(15)
Deferred tax liability	(11)
Net assets	76
Cash acquired	(9)
Total cash consideration, net of cash acquired	$67
On April 1, 2022, we completed the acquisition of a transmix processing and terminal facility in Huntington, Indiana from Gladieux Capital Partners, LLC for $252 million, net of cash acquired. Management, with the assistance of an independent valuation firm, determined the fair value of assets and liabilities at the date of the acquisition. Goodwill acquired in connection with the acquisition is deductible for tax purposes. The following table summarizes the final allocation of the purchase price among the assets acquired and liabilities assumed:

April 1, 2022
Inventories	$108
Other current assets	56
Property and equipment	73
Goodwill	20
Intangible assets	98
Current liabilities	(88)
Net assets	267
Cash acquired	(15)
Total cash consideration, net of cash acquired	$252
2021 Acquisitions
On October 8, 2021, we acquired eight refined product terminals from NuStar Energy L.P. for $250 million. The terminals have a combined storage capacity of approximately 14.8 million barrels and are located along the East Coast and in the greater Chicago market. Management, with the assistance of an independent valuation firm, determined the fair value of assets and liabilities at the date of the acquisition. The purchase price was primarily allocated to property and equipment.
Additionally, on September 24, 2021, we acquired a refined product terminal from Cato, Incorporated for approximately $6 million. The terminal, located in Salisbury, Maryland, has storage capacity of approximately 140 thousand barrels.
4.Accounts Receivable, net
Accounts receivable, net, consisted of the following:

	December 31, 2023	December 31, 2022
Accounts receivable, trade	$703	$755
Credit card receivables	107	81
Other receivables	47	56
Allowance for expected credit losses	(1)	(2)
Accounts receivable, net	$856	$890
5.Inventories, net
Fuel inventories are stated at the lower of cost or market using the LIFO method. As of December 31, 2023 and 2022, the Partnership’s fuel inventory balance included lower of cost or market reserves of $230 million and $116 million, respectively. For the years ended December 31, 2023, 2022 and 2021, the Partnership’s consolidated statements of operations and comprehensive income did not include any material amounts of income from the liquidation of LIFO fuel inventory. For the years ended December 31, 2023, 2022 and 2021, the Partnership’s cost of sales included an unfavorable inventory adjustment of $114 million and favorable inventory adjustments of $5 million and $190 million, respectively.
Inventories, net consisted of the following:

	December 31, 2023	December 31, 2022
Fuel	$876	$809
Other	13	12
Inventories, net	$889	$821
6.Property and Equipment, net
Property and equipment, net consisted of the following:

	December 31, 2023	December 31, 2022
Land	$669	$645
Buildings and leasehold improvements	713	686
Equipment	1,490	1,383
Construction in progress	98	82
Total property and equipment	2,970	2,796
Less: accumulated depreciation	1,134	1,036
Property and equipment, net	$1,836	$1,760
Depreciation expense on property and equipment was $139 million, $141 million and $120 million for the years ended December 31, 2023, 2022 and 2021, respectively.
7.Goodwill and Intangible Assets, net
Goodwill
Goodwill balances and activity for the years ended December 31, 2023 and 2022 consisted of the following:

	Segment
	Fuel Distribution	Pipeline Systems	Terminals	Consolidated
Balance at December 31, 2021	$1,351	$—	$217	$1,568
Goodwill related to transmix processing and terminal acquisition	—	—	20	20
Goodwill related to Peerless acquisition	13	—	—	13
Balance at December 31, 2022	1,364	—	237	1,601
Other adjustments	(2)	—	—	(2)
Balance at December 31, 2023	$1,362	$—	$237	$1,599
During the fourth quarters of 2023, 2022 and 2021, we used qualitative factors to determine whether it was more likely than not (likelihood of more than 50%) that the fair value of a reporting unit exceeded its carrying amount. No goodwill impairment was identified for the reporting units as a result of these tests.

Intangible Assets, net
Gross carrying amounts and accumulated amortization for each major class of intangible assets, excluding goodwill, consisted of the following:

	December 31, 2023			December 31, 2022
	Gross Carrying Amount	Accumulated Amortization	Net Book Value	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Indefinite-lived
Tradenames	$302	$—	$302	$302	$—	$302
Liquor licenses	12	—	12	12	—	12
Finite-lived
Customer relations including supply agreements	669	440	229	669	396	273
Other intangibles	8	7	1	8	7	1
Intangible assets, net	$991	$447	$544	$991	$403	$588
During the fourth quarters of 2023, 2022 and 2021, we performed the annual impairment tests on our indefinite-lived intangible assets. No impairments were recorded in 2023, 2022 and 2021.
Total amortization expense on finite-lived intangibles included in depreciation, amortization and accretion was $44 million, $48 million and $52 million for the years ended December 31, 2023, 2022 and 2021, respectively.
Customer relations and supply agreements have a remaining weighted average life of approximately 10 years.
As of December 31, 2023, the Partnership’s estimate of amortization for each of the five succeeding fiscal years and thereafter for finite-lived intangibles was as follows:

Amortization
2024	$34
2025	24
2026	24
2027	24
2028	24
Thereafter	100
Total	$230
8.Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities consisted of the following:

	December 31, 2023	December 31, 2022
Wage and other employee-related accrued expenses	$38	$35
Accrued tax expense	182	164
Accrued insurance	30	32
Accrued interest expense	41	31
Dealer deposits	23	21
Accrued environmental expense	6	6
Other	33	21
Accrued expenses and other current liabilities	$353	$310

9.Long-Term Debt, net
Total long-term debt, net consisted of the following:

	December 31, 2023	December 31, 2022
Credit Facility	$411	$900
6.000% Senior Notes due 2027	600	600
5.875% Senior Notes due 2028	400	400
7.000% Senior Notes due 2028	500	—
4.500% Senior Notes due 2029	800	800
4.500% Senior Notes due 2030	800	800
Lease-related financing obligations	94	94
Total long-term debt	3,605	3,594
Less: debt issuance costs	25	23
Total long-term debt, net	$3,580	$3,571
At December 31, 2023, scheduled future debt maturities were as follows:

2024	$—
2025	—
2026	—
2027	1,011
2028	900
Thereafter	1,694
Total	$3,605
Senior Notes
The terms of each tranche of the Partnership’s senior notes (the “Senior Notes”) are governed by indentures among the Partnership and Sunoco Finance Corp. (together, the “Issuers”), and certain other subsidiaries of the Partnership (the “Guarantors”) and U.S. Bank National Association, as trustee. The Senior Notes are senior obligations of the Issuers and are guaranteed by all of the Partnership’s existing subsidiaries and certain of its future subsidiaries. The Senior Notes and guarantees are unsecured and rank equally with all of the Issuers’ and each Guarantor’s existing and future senior obligations. The Senior Notes and guarantees are effectively subordinated to the Issuers’ and each Guarantor’s secured obligations, including obligations under the Partnership’s Credit Facility (as defined below), to the extent of the value of the collateral securing such obligations, and structurally subordinated to all indebtedness and obligations, including trade payables, of the Partnership’s subsidiaries that do not guarantee the Senior Notes.
On September 20, 2023, we and Sunoco Finance Corp. completed a private offering of $500 million in aggregate principal amount of 7.000% senior notes due 2028. These notes will mature on September 15, 2028 and interest is payable semi-annually on March 15 and September 15 of each year. The Partnership used the proceeds from the private offering to repay a portion of the outstanding borrowings under our Credit Facility.
The 6.000% Senior Notes due 2027 will mature on April 15, 2027 and interest is payable semi-annually on April 15 and October 15 of each year. The 5.875% Senior Notes due 2028 will mature on March 15, 2028 and interest is payable semi-annually on March 15 and September 15 of each year. The 4.500% Senior Notes due 2029 will mature on May 15, 2029 and interest is payable semi-annually on May 15 and November 15 of each year. The 4.500% Senior Notes due 2030 will mature on April 30, 2030, and interest is payable semi-annually on April 30 and October 30 of each year.
Energy Transfer guarantees collection to the Issuers with respect to the payment of the principal amount of the 5.875% Senior Notes due 2028. Energy Transfer is not subject to any of the covenants under the Indenture.
Credit Facility
On April 7, 2022, we entered into a Second Amended and Restated Credit Agreement among the Partnership, as borrower, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent, collateral agent, swingline lender and a letter of credit issuer (the “Credit Facility”). The Credit Facility is a $1.50 billion revolving credit facility which matures on April 7, 2027 (which date may be extended in accordance with the terms of the Credit Facility). The Credit Facility can be increased from time to time upon our written request, subject to certain conditions, up to an additional $500 million.
Borrowings under the Credit Facility will bear interest at a base rate (a rate based off of the higher of (a) the Federal Funds Rate (as defined in the Credit Facility) plus 0.500%, (b) Bank of America’s prime rate and (c) one-month Term SOFR (as defined therein)

plus 1.00%), in each case plus an applicable margin ranging from 1.250% to 2.250%, in the case of a Term SOFR loan, or from 0.250% to 1.25%, in the case of a base rate loan (determined with reference to the Partnership’s Net Leverage Ratio as defined in the Credit Facility). Upon the first achievement by the Partnership of an investment grade credit rating, the applicable margin will decrease to a range of 1.125% to 1.750%, in the case of a Term SOFR loan, or from 0.125% to 0.750%, in the case of a base rate loan (determined with reference to the credit rating for the Partnership’s senior, unsecured, non-credit enhanced long-term debt and the Partnership’s corporate issuer rating). Interest is payable quarterly if the base rate applies, and at the end of the applicable interest period Term SOFR applies. In addition, the unused portion of the Partnership’s Credit Facility will be subject to a commitment fee ranging from 0.250% to 0.350%, based on the Partnership’s Net Leverage Ratio. Upon the first achievement by the Partnership of an investment grade credit rating, the commitment fee will decrease to a range of 0.125% to 0.350%, based on the Partnership’s credit rating as described above.
The Credit Facility requires the Partnership to maintain a Net Leverage Ratio of not more than 5.50 to 1.00 before the first achievement by the Partnership of an investment grade credit rating, and from and after the first occurrence of an investment grade credit rating, a Net Leverage Ratio of not more than 5.00 to 1.00. The maximum Net Leverage Ratio is subject to upwards adjustment after the achievement by the Partnership of an investment grade credit rating to not more than 5.50 to 1.00 for a period not to exceed three fiscal quarters in the event the Partnership engages in certain specified acquisitions of not less than $50 million (as permitted under the Credit Facility). The Credit Facility also requires the Partnership to maintain an Interest Coverage Ratio (as defined in the Credit Facility) of not less than 2.25 to 1.00.
Indebtedness under the Credit Facility is secured by a security interest in, among other things, all of the Partnership’s present and future personal property and all of the present and future personal property of its guarantors, the capital stock of its material subsidiaries, and any intercompany debt. Upon the first achievement by the Partnership of an investment grade credit rating, all security interests securing the Credit Facility will be released.
As of December 31, 2023, the balance on the Credit Facility was $411 million, and $5 million in standby letters of credit were outstanding. The unused availability on the Credit Facility at December 31, 2023 was $1.084 billion. The weighted average interest rate on the total amount outstanding at December 31, 2023 was 7.54%. The Partnership was in compliance with all financial covenants at December 31, 2023. The Partnership’s net leverage ratio was 3.66 to 1.00 at December 31, 2023.
Lease-Related Financing Obligations
Southside Oil, LLC, a subsidiary of the Partnership, is a party to a sale leaseback transaction that did not meet the criteria for sale leaseback accounting. This transaction was accounted for as a financing arrangement over the course of the lease agreement. The obligations mature in varying dates through 2058, require monthly interest and principal payments, and bear interest at 11.865%. As of December 31, 2023 and 2022, the balance of the sale leaseback financing obligation was $85 million.
Lease-related financing obligations also include finance lease obligations of $9 million as of December 31, 2023 and 2022, as further discussed in Note 13.
Fair Value of Debt
The aggregate estimated fair value and carrying amount of our consolidated debt obligations as of December 31, 2023 were $3.5 billion and $3.6 billion, respectively. As of December 31, 2022, the aggregate fair value and carrying amount of our consolidated debt obligations were $3.4 billion and $3.6 billion, respectively. The fair value of our consolidated debt obligations is a Level 2 valuation based on the respective debt obligations' observable inputs for similar liabilities.
10.Other Non-Current Liabilities
Other non-current liabilities consisted of the following:

	December 31, 2023	December 31, 2022
Asset retirement obligations	$84	$81
Accrued environmental expense, long-term	12	12
Other	20	18
Other non-current liabilities	$116	$111
We record an asset retirement obligation for the estimated future cost to remove underground storage tanks. Revisions to the liability could occur due to changes in tank removal costs, tank useful lives or if federal and/or state regulators enact new guidance on the removal of such tanks. Changes in the carrying amount of asset retirement obligations for the years ended December 31, 2023 and 2022 were as follows:

	Year Ended December 31,
	2023	2022
Balance at beginning of year	$81	$79
Liabilities incurred	—	—
Liabilities settled	(1)	(2)
Accretion expense	4	4
Balance at end of year	$84	$81
11.Related-Party Transactions
We are party to fee-based commercial agreements with various affiliates of Energy Transfer for pipeline, terminalling and storage services. We also have agreements with subsidiaries of Energy Transfer for the purchase and sale of fuel.
Our investment in the J.C. Nolan joint ventures was $124 million and $129 million as of December 31, 2023 and 2022, respectively. In addition, we recorded income on the unconsolidated joint ventures of $5 million, $4 million and $4 million for the years ended December 31, 2023, 2022 and 2021, respectively.
Summary of Transactions
Related party transactions for the years ended December 31, 2023, 2022 and 2021 were as follows:

	Year Ended December 31,
	2023	2022	2021
Motor fuel sales to affiliates	$42	$52	$25
Bulk fuel purchases from affiliates	1,661	2,188	1,705
Significant affiliate balances included on our consolidated balance sheets were as follows:
•Accounts receivable from affiliates were $20 million and $15 million at December 31, 2023 and 2022, respectively, which were primarily related to motor fuel sales to affiliates.
•Accounts payable to affiliates were $170 million and $109 million as of December 31, 2023 and 2022, respectively, which were attributable to operational expenses and bulk fuel purchases.
•Advances from affiliates were $102 million and $116 million at December 31, 2023 and 2022, respectively, which were related to treasury services agreements with Energy Transfer.
12.Revenue
Disaggregation of Revenue
Revenues from our Fuel Distribution segment are derived from the sale of fuel, non-fuel and lease income. Fuel sales consist primarily of the sale of motor fuel under supply agreements with third-party customers and affiliates. Fuel supply contracts with our customers generally provide that we distribute motor fuel at a price based on a formula which includes published rates, volume-based profit margin and other terms specific to the agreement. The customer is invoiced the agreed-upon price with most payment terms ranging less than 30 days. If the consideration promised in a contract includes a variable amount, the Partnership estimates the variable consideration amount and factors in such estimate to determine the transaction price under the expected value method. Revenue is recognized under the motor fuel contracts at the point in time the customer takes control of the fuel. At the time control is transferred to the customer the sale is considered final, because the agreements do not grant customers the right to return motor fuel. To determine when control transfers to the customer, the shipping terms of the contract are assessed as a primary indicator of the transfer of control. For free on board ("FOB") shipping point terms, revenue is recognized at the time of shipment. The performance obligation with respect to the sale of goods is satisfied at the time of shipment since the customer gains control at this time under the terms. Shipping and/or handling costs that occur before the customer obtains control of the goods are deemed to be fulfillment activities and are accounted for as fulfillment costs. Once the goods are shipped, the Partnership is precluded from redirecting the shipment to another customer and revenue is recognized. Non-fuel revenue includes merchandise revenue that comprises the in-store merchandise and food service sales at company-operated retail stores and other revenue such as credit card processing, car washes, lottery and other services. Lease revenue is derived from leasing arrangements for which we are the lessor and recognized ratably over the term of the underlying lease.

Revenues from our Terminals segment include fees for tank storage agreements, under which a customer agrees to pay for a certain amount of storage in a tank over a period of time and throughput agreements, under which a customer pays a fee per barrel for volumes moving through our terminals. Our terminals also provide blending, additive injections, handling and filtering services for which we charge additional fees.
The following table depicts the disaggregation of revenue:

	Year Ended December 31,
	2023	2022	2021
Fuel	$22,520	$25,209	$17,139
Non-fuel	284	277	260
Lease income	151	143	138
Terminal throughput	61	49	35
Other	52	51	24
Total revenues	$23,068	$25,729	$17,596
Contract Balances with Customers
The Partnership satisfies its performance obligations by transferring goods or services in exchange for consideration from customers. The timing of performance may differ from the timing the associated consideration is paid to or received from the customer, thus resulting in the recognition of a contract asset or a contract liability.
The Partnership recognizes a contract asset when making upfront consideration payments to certain customers. The upfront considerations represent a pre-paid incentive, as these payments are not made for distinct goods or services provided by the customer. The pre-payment incentives are recognized as a contract asset upon payment and amortized as a reduction of revenue over the term of the specific agreement.
The Partnership recognizes a contract liability if the customer’s payment of consideration precedes the Partnership’s fulfillment of the performance obligations. We maintain some franchise agreements requiring dealers to make one-time upfront payments for long-term license agreements. The Partnership recognizes a contract liability when the upfront payment is received and recognizes revenue over the term of the license.
The balances of the Partnership’s contract assets and contract liabilities as of December 31, 2023 and 2022 were as follows:

	December 31, 2023	December 31, 2022	Increase/ (Decrease)
Contract assets	$256	$200	$56
Accounts receivable from contracts with customers	809	834	(25)
Contract liabilities	—	—	—
Performance Obligations
At contract inception, the Partnership assesses the goods and services promised in its contracts with customers and identifies a performance obligation for each promise to transfer a good or service (or bundle of goods or services) that is distinct. To identify the performance obligations, the Partnership considers all the goods or services promised in the contract, whether explicitly stated or implied based on customary business practices. For a contract that has more than one performance obligation, the Partnership allocates the total contract consideration to each distinct performance obligation on a relative standalone selling price basis. Revenue is recognized when (or as) the performance obligations are satisfied, that is, when the customer obtains control of the good or the service is provided.
The Partnership distributes fuel under long-term contracts to branded distributors, branded and unbranded third-party dealers and branded and unbranded retail fuel outlets. Sunoco-branded supply contracts with distributors generally have both time and volume commitments that establish contract duration. These contracts have an initial term of approximately ten years, with an estimated, volume-weighted term remaining of approximately five years.
The Partnership is party to a 15-year take-or-pay fuel supply agreement with 7-Eleven, Inc. and SEI Fuel Services, Inc. (collectively, the “Distributor”) in which the Distributor is required to purchase a volume of fuel that provides the Partnership a minimum amount of gross profit annually. We expect to recognize this revenue in accordance with the contract as we transfer control of the product to the customer. However, in case of an annual shortfall we will recognize the amount payable by the Distributor at the sooner of the time at which the Distributor makes up the shortfall or becomes contractually or operationally unable to do so. The transaction price of the contract is variable in nature, fluctuating based on market conditions. The Partnership has elected to take the practical expedient not to estimate the amount of variable consideration allocated to wholly unsatisfied performance obligations. 7-Eleven, Inc. accounts for approximately 20% of both total revenues and motor fuel gallons sold.
In some contractual arrangements, the Partnership grants dealers a franchise license to operate the Partnership’s retail stores over the life of a franchise agreement. In return for the grant of the retail store license, the dealer makes a one-time nonrefundable franchise fee payment to the Partnership plus sales based royalties payable to the Partnership at a contractual rate during the period of the franchise agreement. Under the requirements of ASC Topic 606, the franchise license is deemed to be a symbolic license for which recognition of revenue over time is the most appropriate measure of progress toward complete satisfaction of the performance obligation. Revenue from this symbolic license is recognized evenly over the life of the franchise agreement.
Costs to Obtain or Fulfill a Contract
The Partnership recognizes an asset from the costs incurred to obtain a contract (e.g. sales commissions) only if it expects to recover those costs. On the other hand, the costs to fulfill a contract are capitalized if the costs are specifically identifiable to a contract, would result in enhancing resources that will be used in satisfying performance obligations in the future, and are expected to be recovered. These capitalized costs are recorded as a part of other current assets and other non-current assets on our consolidated balance sheets and are amortized as a reduction of revenue on a systematic basis consistent with the pattern of transfer of the goods or services to which such costs relate. The amount of amortization on these capitalized costs that the Partnership recognized in the years ended December 31, 2023, 2022 and 2021 was $29 million, $22 million and $21 million, respectively. The Partnership has also made a policy election of expensing the costs to obtain a contract, as and when they are incurred, in cases where the expected amortization period is one year or less.
Practical Expedients Selected by the Partnership
The Partnership elected the following practical expedients in accordance with ASC 606:
•Significant financing component - The Partnership elected not to adjust the promised amount of consideration for the effects of a significant financing component if the Partnership expects at contract inception that the period between the transfer of a promised good or service to a customer and when the customer pays for that good or service will be one year or less.
•Incremental costs of obtaining a contract - The Partnership elected to expense the incremental costs of obtaining a contract when the amortization period for such contracts would have been one year or less.
•Shipping and handling costs - The Partnership elected to account for shipping and handling activities that occur after the customer has obtained control of a good as fulfillment activities (i.e., an expense) rather than as a promised service.
•Measurement of transaction price - The Partnership has elected to exclude from the measurement of transaction price all taxes assessed by a governmental authority that are both imposed on and concurrent with a specific revenue-producing transaction and collected by the Partnership from a customer (i.e., sales tax, value added tax, etc.).
•Variable consideration of wholly unsatisfied performance obligations - The Partnership has elected to exclude the estimate of variable consideration to the allocation of wholly unsatisfied performance obligations.
13.Commitments and Contingencies
Lessee Accounting
The Partnership leases retail stores, other property and equipment under non-cancellable operating leases whose initial terms are typically five to 30 years, with some having a term of 40 years or more, along with options that permit renewals for additional periods. At the inception of each, we determine if the arrangement is a lease or contains an embedded lease and review the facts and circumstances of the arrangement to classify leased assets as operating or finance under Topic 842. The Partnership has elected not to record any leases with terms of 12 months or less on our consolidated balance sheets.
At this time, the majority of active leases within our portfolio are classified as operating leases. Operating leases are included in operating lease right-of-use assets, net, operating lease current liabilities and operating lease non-current liabilities on our consolidated balance sheets. Finance leases represent a small portion of the active lease agreements and are included in other non-current assets and long-term debt, net on our consolidated balance sheets. The right-of-use assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make minimum lease payments arising from the lease for the duration of the lease term.
Most leases include one or more options to renew, with renewal terms that can extend the lease term from one year to 20 years or greater. The exercise of lease renewal options is typically at our discretion. Additionally, many leases contain early termination clauses, however early termination typically requires the agreement of both parties to the lease. At lease inception, all renewal options reasonably certain to be exercised are considered when determining the lease term. At this time, the Partnership does not have leases that include options to purchase or automatic transfer of ownership of the leased property to the Partnership. The depreciable life of leased assets and leasehold improvements are limited by the expected lease term.
To determine the present value of future minimum lease payments, we use the implicit rate when readily determinable. At this time, many of our leases do not provide an implicit rate, therefore to determine the present value of minimum lease payments we use our incremental borrowing rate based on the information available at lease commencement date. The right-of-use assets also include any lease payments made and exclude lease incentives.
Minimum rent payments are expensed on a straight-line basis over the term of the lease. In addition, some leases may require additional contingent or variable lease payments based on factors specific to the individual agreement. Variable lease payments we are typically responsible for include payment of real estate taxes, maintenance expenses and insurance.
The components of lease expense consisted of the following:

		Year Ended December 31,
Lease cost	Classification	2023	2022
Operating lease costs:
Operating lease cost	Lease expense	$51	$49
Finance lease costs:
Amortization of leased assets	Depreciation, amortization and accretion	—	—
Interest on lease liabilities	Interest expense	—	—
Short-term lease cost	Lease expense	2	2
Variable lease cost	Lease expense	15	12
Sublease income	Lease income	(42)	(39)
Net lease cost		$26	$24

Lease term and discount rate	December 31, 2023	December 31, 2022
Weighted average remaining lease term (years)
Operating leases	22	22
Finance leases	27	28
Weighted average discount rate (%)
Operating leases	6%	6%
Finance leases	4%	4%

	Year Ended December 31,
Other information	2023	2022
Cash paid for amount included in the measurement of lease liabilities:
Operating cash flows from operating leases	$(51)	$(49)
Operating cash flows from finance leases	—	—
Financing cash flows from finance leases	—	—
Leased assets obtained in exchange for new finance lease liabilities	—	—
Leased assets obtained in exchange for new operating lease liabilities	—	17

Maturities of lease liabilities as of December 31, 2023 were as follows:

Maturity of lease liabilities	Operating leases	Finance leases	Total
2024	$50	$—	$50
2025	48	—	48
2026	47	—	47
2027	46	—	46
2028	45	—	45
Thereafter	726	15	741
Total lease payments	962	15	977
Less: interest	429	6	435
Present value of lease liabilities	$533	$9	$542

Lessor Accounting
The Partnership leases or subleases a portion of its real estate portfolio to third-party companies as a stable source of long-term revenue. Our lessor and sublease portfolio consists mainly of operating leases with convenience store operators. At this time, most lessor agreements contain five-year terms with renewal options to extend and early termination options based on established terms specific to the individual agreement.
Minimum future lease payments receivable as of December 31, 2023 were as follows:

2024	$108
2025	99
2026	82
2027	63
2028	38
Thereafter	17
Total undiscounted cash flows	$407
Litigation and Contingencies
We may, from time to time, be involved in litigation and claims arising out of our operations in the normal course of business. In the ordinary course of business, we are sometimes threatened with or named as a defendant in various lawsuits seeking actual and punitive damages for personal injury and property damage. We maintain liability insurance with insurers in amounts and with coverage and deductibles management believes are reasonable and prudent, and which are generally accepted in the industry. However, there can be no assurance that the levels of insurance protection currently in effect will continue to be available at reasonable prices or that such levels will remain adequate to protect us from material expenses related to personal injury or property damage in the future. In addition, various regulatory agencies such as tax authorities, environmental agencies, or other such agencies may perform audits or reviews to ensure proper compliance with regulations. We are not fully insured for any claims that may arise from these various agencies and there can be no assurance that any claims arising from these activities would not have an adverse, material effect on our consolidated financial statements.
Environmental Remediation
We are subject to various federal, state and local environmental laws and make financial expenditures in order to comply with regulations governing underground storage tanks adopted by federal, state and local regulatory agencies. In particular, at the federal level, the Resource Conservation and Recovery Act of 1976, as amended, requires the EPA to establish a comprehensive regulatory program for the detection, prevention and cleanup of leaking underground storage tanks (e.g. overfills, spills and underground storage tank releases).
Federal and state regulations require us to provide and maintain evidence that we are taking financial responsibility for corrective action and compensating third parties in the event of a release from our underground storage tank systems and terminals. In order to comply with these requirements, we have historically obtained private insurance in the states in which we operate. These policies provide protection from third-party liability claims. During 2023, our coverage was $10 million per occurrence and in the aggregate. Our sites continue to be covered by these policies.
We are currently involved in the investigation and remediation of contamination at motor fuel storage and gasoline store sites where releases of regulated substances have been detected. We accrue for anticipated future costs and the related probable state reimbursement amounts for remediation activities. Accordingly, we have recorded estimated undiscounted liabilities for these sites totaling $18 million as of December 31, 2023 and 2022, which are classified as accrued expenses and other current liabilities and other non-current liabilities.

14.Assets under Operating Leases
The balances of property and equipment that are being leased to third parties were as follows:

	December 31, 2023	December 31, 2022
Land	$392	$374
Buildings and improvements	511	466
Equipment	447	402
Total property and equipment	1,350	1,242
Less: accumulated depreciation	(563)	(497)
Property and equipment, net	$787	$745
15.Interest Expense, net
Components of net interest expense were as follows:

	Year Ended December 31,
	2023	2022	2021
Interest expense	$212	$176	$156
Amortization of deferred financing fees	8	7	7
Interest income	(3)	(1)	—
Interest expense, net	$217	$182	$163
16.Income Tax Expense
As a partnership, we are generally not subject to federal income tax and most state income taxes. However, the Partnership conducts certain activities through corporate subsidiaries which are subject to federal and state income taxes. The components of the federal and state income tax expense (benefit) are summarized as follows:

	Year Ended December 31,
	2023	2022	2021
Current:
Federal	$16	$—	$15
State	7	(2)	5
Total current income tax expense (benefit)	23	(2)	20
Deferred:
Federal	9	24	7
State	4	4	3
Total deferred tax expense	13	28	10
Income tax expense	$36	$26	$30
Our effective tax rate differs from the statutory rate primarily due to Partnership earnings that are not subject to U.S. federal and most state income taxes at the Partnership level. A reconciliation of income tax expense at the U.S. federal statutory rate to net income tax expense is as follows:

	Year Ended December 31,
	2023	2022	2021
	(in millions)
Income tax expense at United States statutory rate	$90	$105	$116
Increase (reduction) in income taxes resulting from:
Partnership earnings not subject to tax	(64)	(74)	(96)
State and local tax, including federal expense	10	1	7
Other	—	(6)	3
Income tax expense	$36	$26	$30

Deferred taxes result from the temporary differences between financial reporting carrying amounts and the tax basis of existing assets and liabilities. Principal components of deferred tax assets and liabilities were as follows:

	December 31, 2023	December 31, 2022
Deferred tax assets:
Net operating and other loss carry forwards	$3	$3
Other	21	22
Total deferred tax assets	24	25
Deferred tax liabilities:
Property and equipment	55	52
Trademarks and other intangibles	91	89
Investments in unconsolidated affiliates	44	39
Other	—	1
Total deferred tax liabilities	190	181
Net deferred income tax liabilities	$166	$156
As of December 31, 2023, Sunoco Retail LLC, a corporate subsidiary of Sunoco LP, had a state net operating loss carryforward of $75 million, which we expect to fully utilize. Sunoco Retail LLC has no federal net operating loss carryforward.
As of December 31, 2023, we had $11 million ($8 million after federal income tax benefits) related to tax positions which, if recognized, would impact our effective tax rate. We did not recognize any changes in unrecognized tax benefits in 2023, 2022 or 2021.
We accrue interest and penalties on income tax underpayments (overpayments) as a component of income tax expense. During 2023, we recognized interest and penalties of $1 million. At December 31, 2023, we had interest and penalties accrued of $3 million, net of taxes.
The IRS is auditing a 2018 income tax refund claim filed by a wholly owned subsidiary of Sunoco LP. In general, the Partnership and its subsidiaries are no longer subject to examination by the Internal Revenue Service and most state jurisdictions for 2018 and prior years.
17.Partners’ Capital
As of December 31, 2023, Energy Transfer and its subsidiaries owned 28,463,967 common units, which constitutes a 28.2% limited partner interest in the Partnership. As of December 31, 2023, our wholly owned consolidated subsidiaries owned 16,410,780 Class C units representing limited partner interests in the Partnership (the “Class C Units”) and the public owned 55,944,047 common units.
Common Units
Common unit activity for the years ended December 31, 2023 and 2022 was as follows:

Number of Units
Number of common units at December 31, 2021	83,670,950
Phantom unit vesting	383,815
Number of common units at December 31, 2022	84,054,765
Phantom unit vesting	353,249
Number of common units at December 31, 2023	84,408,014
Allocation of Net Income
Our Partnership Agreement contains provisions for the allocation of net income and loss to the unitholders. For purposes of maintaining partner capital accounts, the Partnership Agreement specifies that items of income and loss shall be allocated among the partners in accordance with their respective percentage interest. Normal allocations according to percentage interests are made after giving effect, if any, to priority income allocations in an amount equal to incentive cash distributions allocated 100% to Energy Transfer.

The calculation of net income allocated to common unitholders was as follows:

	Year Ended December 31,
	2023	2022	2021
Attributable to Common Units
Distributions declared	$284	$277	$275
Distributions (in excess of) less than net income	27	120	171
Common unitholders’ interest in net income	$311	$397	$446
Class C Units
The Partnership has outstanding an aggregate of 16,410,780 Class C Units, all of which are held by wholly owned subsidiaries of the Partnership.
Class C Units (i) are not convertible or exchangeable into Common Units or any other units of the Partnership and are non-redeemable; (ii) are entitled to receive distributions of available cash of the Partnership (other than available cash derived from or attributable to any distribution received by the Partnership from Sunoco Retail, the proceeds of any sale of the membership interests of Sunoco Retail, or any interest or principal payments received by the Partnership with respect to indebtedness of Sunoco Retail or its subsidiaries) at a fixed rate equal to $0.8682 per quarter for each Class C Unit outstanding; (iii) do not have the right to vote on any matter except as otherwise required by any non-waivable provision of law; (iv) are not allocated any items of income, gain, loss, deduction or credit attributable to the Partnership’s ownership of, or sale or other disposition of, the membership interests of Sunoco Retail, or the Partnership’s ownership of any indebtedness of Sunoco Retail or any of its subsidiaries (“Sunoco Retail Items”); (v) will be allocated gross income (other than from Sunoco Retail Items) in an amount equal to the cash distributed to the holders of Class C Units and (vi) will be allocated depreciation, amortization and cost recovery deductions as if the Class C Units were Common Units and 1% of certain allocations of net termination gain (other than from Sunoco Retail Items).
Pursuant to the terms described above, these distributions do not have an impact on the Partnership’s consolidated cash flows and as such, are excluded from total cash distributions and allocation of limited partners’ interest in net income.
Incentive Distribution Rights
The following table illustrates the percentage allocations of available cash from operating surplus between our common unitholders and the holder of our IDRs based on the specified target distribution levels, after the payment of distributions to Class C unitholders. The amounts set forth under “marginal percentage interest in distributions” are the percentage interests of our IDR holder and the common unitholders in any available cash from operating surplus we distribute up to and including the corresponding amount in the column “total quarterly distribution per common unit target amount.” The percentage interests shown for our common unitholders and our IDR holder for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. Energy Transfer currently owns our IDRs.

		Marginal percentage interest in distributions
	Total quarterly distribution per Common unit target amount	Common Unitholders	Holder of IDRs
Minimum Quarterly Distribution	$0.4375	100%	—
First Target Distribution	Above $0.4375 up to $0.503125	100%	—
Second Target Distribution	Above $0.503125 up to $0.546875	85%	15%
Third Target Distribution	Above $0.546875 up to $0.656250	75%	25%
Thereafter	Above $0.656250	50%	50%
Cash Distributions
Our Partnership Agreement sets forth the calculation used to determine the amount and priority of cash distributions that the common unitholders receive.

Cash distributions paid or to be paid were as follows:

	Common Units
Payment Date	Per Unit Distribution	Total Cash Distribution	Distribution to IDR Holders
February 19, 2021	$0.8255	$69	$18
May 19, 2021	0.8255	69	18
August 19, 2021	0.8255	69	18
November 19, 2021	0.8255	69	18
February 18, 2022	0.8255	69	18
May 19, 2022	0.8255	69	18
August 19, 2022	0.8255	69	18
November 18, 2022	0.8255	69	18
February 21, 2023	0.8255	69	18
May 22, 2023	0.8420	71	19
August 21, 2023	0.8420	71	19
November 20, 2023	0.8420	71	19
February 20, 2024	0.8420	71	19
18.Unit-Based Compensation
The Partnership has issued phantom units to its employees and non-employee directors, which vest 60% after three years and 40% after five years. Phantom units have the right to receive distributions prior to vesting. The fair value of these units is the market price of our common units on the grant date, and is amortized over the five-year vesting period using the straight-line method. Unit-based compensation expense related to the Partnership included in our consolidated statements of operations and comprehensive income was $17 million, $14 million and $16 million for the years ended December 31, 2023, 2022 and 2021, respectively. The total fair value of phantom units vested for the years ended December 31, 2023, 2022 and 2021, was $30 million, $22 million and $20 million, respectively, based on the market price of SUN’s common units as of the vesting date. Unrecognized compensation expenses related to our unvested phantom units totaled $33 million as of December 31, 2023, which are expected to be recognized over a weighted average period of 4 years. The fair value of unvested phantom units outstanding as of December 31, 2023 and 2022, totaled $96 million and $79 million, respectively.
Phantom unit award activity for the years ended December 31, 2023 and 2022 consisted of the following:

	Number of Phantom Common Units	Weighted Average Grant Date Fair Value
Outstanding at December 31, 2021	2,014,288	$30.92
Granted	441,049	43.54
Vested	(525,608)	29.95
Forfeited	(107,956)	30.31
Outstanding at December 31, 2022	1,821,773	34.29
Granted	399,377	53.37
Vested	(552,145)	28.35
Forfeited	(68,640)	34.64
Outstanding at December 31, 2023	1,600,365	$41.08
19.Segment Reporting
Description of Segments
Our consolidated financial statements reflect three reportable segments: Fuel Distribution, Pipeline Systems and Terminals.
Fuel Distribution. Our Fuel Distribution segment supplies motor fuel to independently-operated dealer stations, distributors, commission agents and other consumers. Also included in our Fuel Distribution segment is lease income from properties that we lease or sublease, as well as the Partnership’s credit card services, franchise royalties and retail operations in Hawaii and New Jersey.
Pipeline Systems. Our Pipeline Systems segment includes our investments in the J.C. Nolan Terminal and the J.C. Nolan Pipeline.
Terminals. Our Terminals segment is composed of four transmix processing facilities and 42 refined product terminals.

Segment Operating Results
We report Adjusted EBITDA by segment as a measure of segment performance. We define Adjusted EBITDA as net income before net interest expense, income tax expense, depreciation, amortization and accretion expense, non-cash compensation expense, gains and losses on disposal of assets and impairment charges, unrealized gains and losses on commodity derivatives, inventory adjustments and certain other operating expenses reflected in net income that we do not believe are indicative of ongoing core operations.
The following tables present financial information by segment for the years ended December 31, 2023, 2022 and 2021.

	Year Ended December 31,
	2023	2022	2021
Revenues:
Fuel Distribution
Revenues from external customers	$22,955	$25,629	$17,537
Intersegment revenues	31	31	21
	22,986	25,660	17,558
Pipeline Systems
Revenues from external customers	1	—	—
Intersegment revenues	—	—	—
	1	—	—
Terminals
Revenues from external customers	112	100	59
Intersegment revenues	373	436	239
	485	536	298
Eliminations	(404)	(467)	(260)
Total	$23,068	$25,729	$17,596

	Year Ended December 31,
	2023	2022	2021
Segment Adjusted EBITDA:
Fuel Distribution	$865	$838	$701
Pipeline Systems	11	10	9
Terminals	88	71	44
Total	$964	$919	$754

	Year Ended December 31,
	2023	2022	2021
Reconciliation of net income to Adjusted EBITDA:
Net income	$394	$475	$524
Depreciation, amortization and accretion	187	193	177
Interest expense, net	217	182	163
Non-cash unit-based compensation expense	17	14	16
Gain on disposal of assets	(7)	(13)	(14)
Loss on extinguishment of debt	—	—	36
Unrealized (gains) losses on commodity derivatives	(21)	21	(14)
Inventory valuation adjustments	114	(5)	(190)
Equity in earnings of unconsolidated affiliates	(5)	(4)	(4)
Adjusted EBITDA related to unconsolidated affiliates	10	10	9
Other non-cash adjustments	22	20	21
Income tax expense	36	26	30
Adjusted EBITDA (consolidated)	$964	$919	$754

	December 31, 2023	December 31, 2022	December 31, 2021
Assets:
Fuel Distribution	$6,047	$6,022	$5,075
Pipeline Systems	49	53	47
Terminals	672	643	639
Total segment assets	6,768	6,718	5,761
Other partnership assets	58	112	54
Total assets	$6,826	$6,830	$5,815
20.Net Income per Common Unit
Net income per common unit is computed by dividing common unitholders’ interest in net income by the weighted average number of outstanding common units. Our net income is allocated to common unitholders in accordance with their respective partnership percentages, after giving effect to any priority income allocations for incentive distributions and distributions on employee unit awards. Earnings in excess of distributions are allocated to common unitholders based on their respective ownership interests. Payments made to our common unitholders are determined in relation to actual distributions declared and are not based on the net income allocations used in the calculation of net income per unit.
In addition to the common units, we identify the IDRs as participating securities and use the two-class method when calculating net income per unit applicable to limited partners, which is based on the weighted average number of common units outstanding during the period. Diluted net income per unit includes the effects of potentially dilutive units on our common units, consisting of unvested phantom units.
A reconciliation of the numerators and denominators of the basic and diluted per unit computations is as follows:

	Year Ended December 31,
	2023	2022	2021
Net Income and comprehensive income	$394	$475	$524
Less:
Incentive distribution rights	77	72	71
Distributions on unvested phantom unit awards	6	6	7
Common unitholders’ interest in net income	$311	$397	$446
Weighted average common units outstanding:
Basic	84,081,083	83,755,378	83,369,534
Dilutive effect of unvested phantom unit awards	1,012,414	1,048,320	1,068,742
Diluted	85,093,497	84,803,698	84,438,276
Net income per common unit:
Basic	$3.70	$4.74	$5.35
Diluted	$3.65	$4.68	$5.28